Exhibit 10.1

December 16, 2009

Total SA

2 place Jean Millier

La Défense 6

92078 Paris La Défense Cedex

France

Attention: Ms. Françoise Leroy

Re: Put Option

Dear Sirs,

Following the recent discussions between Total S.A. (“Total”) and Jarden Corporation, (“Jarden”), in relation to the proposed acquisition of all the issued and outstanding shares of Financière Elysées Balzac SA, Babycare Holding SAS, NUK USA LLC, Mapa GmbH and Mapa Spontex (UK) Ltd. (the “Shares”) by Jarden (the “Transaction”), we are pleased to submit to Total, acting in its own name and on behalf of the Sellers, the following irrevocable and binding offer for the acquisition of the Shares from the Sellers in accordance with the terms and conditions of this letter (the “Offer” or the “Put Option”).

Total may, at its own discretion and option, elect to accept the Offer in accordance with the procedures set out below, whereby the Sellers will transfer to Jarden and/or its Affiliates, all of the Shares in accordance with the terms and subject to the conditions set forth in the share purchase agreement (together with its schedules and exhibits) attached hereto as Annex 1 (the “Agreement”) to be entered into between Jarden, the Sellers and Total.

Capitalized terms used in this letter (the “Letter”), unless otherwise defined herein, will have the meaning ascribed to them in the Agreement.

1.	CONSIDERATION FOR THE ACQUISITION

The consideration for all the Shares shall be the Purchase Price (as defined in the Agreement).

2.	INFORMATION AND CONSULTATION OF THE WORKS COUNCILS

2.1	As soon as possible after the date hereof, you will cause the management of the Group Companies (i) to initiate the information and consultation procedures of Total’s European works council, the central works council of Total’s social economic unit Amont Holding, the central works council of the social economic unit of Mapa SAS and Hutchinson Santé, the works councils of each of Allègre Puériculture SAS, Spontex SNC and Facel SNC (collectively, the “Works Councils”) and (ii) to use their best efforts to pursue diligently such procedures in accordance with applicable law and regulations. You undertake to inform us as soon as possible in writing once (and in any event no later than 24 hours after) any of the Works Councils has issued an opinion in respect of the Transaction or if and when Total considers that the information and consultation procedures have been duly conducted and, despite the refusal of any of the Works Councils to issue an opinion in connection with the Transaction, that the information and consultation procedures should be deemed to be complete.

2.2	We undertake to use our best efforts to cooperate with you in connection with the information and consultation procedures of the Works Council, if, and to the extent that, you reasonably request.

2.3	We understand that, following the completion of the information and consultation of the Works Councils, a final decision will be made by you regarding the contemplated Transaction. We hereby acknowledge that, until the execution of the Agreement, you will not be bound by any obligation of any nature whatsoever in connection with the Transaction, other than your compliance with the exclusivity undertaking and your other commitments provided for hereunder.

2.4	For the purposes of this Offer, with respect to any person, “best efforts” in respect of a given matter means that such person has an “obligation de moyens renforcée” in respect of the matter in question.

3.	REGULATORY APPROVALS

Notwithstanding anything to contrary therein, for the purpose of obtaining the Regulatory Approvals, the provisions of Article 5.3 of the Agreement shall be binding upon the Parties mutatis mutandis as from your acceptance of this Letter.

4.	ACCEPTANCE OF THE OFFER

4.1	The Offer will remain valid until 12 p.m., Paris time, June 30, 2010, (the “Expiry Time”). Except as may be agreed in writing between us, the Offer will automatically lapse at, and shall be of no further force or effect (other than Sections 7 and 8 hereof) and may no longer be accepted after, the Expiry Time.

4.2	The Offer can only be accepted by an acceptance letter signed by Total and notified to Jarden on or prior to the Expiry Time. The acceptance letter shall be notified to Jarden by fax or by email (with an attached scanned copy of the signed acceptance letter) to the address and for the attention of the persons indicated below and shall be deemed received by Jarden on the same day:

Jarden Corporation

555 Theodore Fremd Avenue

Suite B302

Rye, New York, U.S.A. 10580

Attn: Martin E. Franklin and Ian Ashken

E-mail: mfranklin@jarden.com; iashken@jarden.com

Fax: + 1 914 967 9405

5.	ENTRY INTO THE AGREEMENT

5.1	We have attached to this Offer, as Annex A, an initialed version of the Agreement (including, for the avoidance of doubt, the schedules and exhibits thereto and other related documents), which is an integral part of the Offer. We hereby irrevocably and unconditionally undertake to sign and enter into the Agreement and any other documentation in its initialed form, in the event that Total accepts the Offer, concurrently with (and subject to) their signature and entry into by Total on the Signature Date (as this term is defined below); provided, however, that after the date of the notification of the acceptance letter to Jarden by Total in accordance with Section 4 above and prior to entering into the Agreement, we shall be permitted to designate the Buyer Designee that will acquire the shares of Mapa GmbH from Deutsche Hutchinson GmbH and to join such Buyer Designee as a party to the Agreement and to make such appropriate conforming changes that are reasonably satisfactory to Total.

5.2	For the purposes of this Put Option, the “Signature Date” shall mean the date of entry into the Agreement by Total and Jarden which shall take place on a date mutually agreed between Total and Jarden which shall not be later than on the fifth (5th) Business Day after the date of the notification of the acceptance letter to Jarden by Total in accordance with Section 4 above.

5.3	Should you accept the Offer and, as a result, the Parties enter into the Agreement, the representations and warranties of the Sellers under the Agreement shall be deemed to have been retroactively made on the date of this Offer, as well as on the Signature Date and the Closing Date as provided therein.

6.	EXCLUSIVITY

6.1	From the date hereof and until the earlier of (i) the Signature Date or (ii) the Expiry Date, Total (on its behalf and on behalf of its direct and/or indirect Subsidiaries, including the Sellers, and their and its respective Representatives) agrees:

(a)	not to, directly or indirectly: (1) initiate, solicit, encourage or facilitate any inquiry, proposal or offer by any person or entity other than Jarden with respect to (x) the transfer of all or part of the Shares or the assets of the Group Companies or (y) any other transaction similar to, or having the same purpose as the Transaction or which, if completed, would frustrate the Transaction (any such inquiry, proposal or offer, a “Competing Proposal”); (2) enter into, continue, or participate in any discussions or negotiations with any person or entity other than Jarden with respect to any Competing Proposal; or (3) make any offer to, or enter into any agreement with, any person or entity in respect of any Competing Proposal;

(b)	not to furnish any information or afford access to the business, financial position, properties, assets, or the books and records of the Group Companies to any person or entity other than Jarden in connection with any Competing Proposal;

(c)	to terminate immediately any existing activities, discussions or negotiations with any person or entity, other than Jarden, conducted prior to the date hereof with respect to any Competing Proposal;

(d)	to notify Jarden as promptly as practicable if Total or, to the extent that Total is made aware, any of its Representatives, receives any Competing Proposal or any request for confidential information relating to a Competing Proposal; it being agreed and understood that such notification shall indicate the identity of the person making the Competing Proposal or the request and the terms of any such Competing Proposal; provided that Jarden hereby undertakes to keep all such information strictly confidential pursuant to Section 7 hereof;

(e)	to instruct its Representatives to comply with the undertakings of paragraphs (a) through (d) above;

(f)	to fulfill any reasonable requests for information related to the Group Companies made by Jarden, its counsel, accountants or other authorized representatives in accordance with Section 5.2(c) of the Agreement; it being agreed and understood that notwithstanding anything in Section 5.2(c) of the Agreement to the contrary such provision shall be deemed to be binding on the Parties hereto mutatis mutandis from the date hereof;

(g)	to cause the Group Companies’ business to be conducted in accordance with Section 5.1 of the Agreement; it being agreed and understood that notwithstanding anything in Section 5.1 of the Agreement to the contrary, such provision shall be deemed to be binding on the Parties hereto mutatis mutandis from the date hereof; and

(h)

to comply with Section 5.21, Section 5.22 and Section 5.26 of the Agreement; it being agreed and understood that notwithstanding anything in such Section 5.21, Section 5.22 or Section 5.26 to the contrary, such provisions shall be deemed to be binding on the Parties hereto mutatis mutandis from the date hereof.

6.2	For the purposes of this Letter, with respect to either party, “Representative” shall mean any director, officer, dirigeant, employee, agent, or adviser (including, without limitation, financial adviser, consultant, attorney and accountant) of such party or any of its Affiliates and any director, officer, partner or employee of such adviser.

7.	CONFIDENTIALITY

The existence of this Letter and the matters contemplated hereby are to be treated in the strictest confidence and, except as may be required by applicable Law, should not be disclosed by either party hereto to any person whatsoever (other than its Representatives who need to know such information and have been apprised of its confidential nature) without the other party’s prior written consent. This confidentiality undertaking shall be in force for a three year-period as from the date hereof.

Total and Jarden will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Letter and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

8.	GOVERNING LAW AND JURISDICTION

This Letter shall be construed under and governed by French Law.

All disputes arising out of or in connection with this Letter shall be finally settled under the rules of arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The seat of arbitration shall be Paris, France and the language of arbitration shall be English. The foregoing provisions shall not preclude Total or Jarden from applying for any preliminary or interim injunctive remedies available from any court of competent jurisdiction where necessary to protect its rights hereunder.

*        *        *        *

We look forward to working with you in the coming weeks towards the completion of the Transaction.

Yours faithfully,

JARDEN CORPORATION

By:	/s/ Benjamin Burman
	Name:	Benjamin Burman
	Title:	Agent and Attorney-in-fact
Duly authorized for the purpose hereof

Executed in Brussels, Belgium on December 16, 2009 in two (2) original copies.

This Offer has been countersigned below by Total exclusively for the purpose of evidencing its acceptance of and agreement with the provisions of Sections 2 (Information and Consultation of the Works Councils), 3 (Regulatory Approvals), the first paragraph of 4 (Acceptance of the Offer), the last paragraph of 5 (Entry into the Agreement), 6 (Exclusivity), 7 (Confidentiality), and 8 (Governing Law and Jurisdiction) of the Offer and shall not be construed as an acceptance of the other terms of this Offer.

TOTAL SA

By:	/s/ Baletaud Helehe
	Name:	Baletaud Helehe
	Title:	Attorney-in-fact
Duly authorized for the purpose hereof

Exhibit A

Share Purchase Agreement

EXECUTION COPY

SHARE PURCHASE AGREEMENT

BETWEEN

TOTAL

AND

JARDEN CORPORATION

DATED AS OF [            ], 20[    ]

1

ARTICLE 1	DEFINITIONS	1

1.1	Certain Defined Terms	1

1.2	Other Interpretive Provisions	8

ARTICLE 2	PURCHASE AND SALE OF SHARES	9

2.1	Purchase and Sale of the Shares	9

2.2	Purchase Price	9

2.3	Estimated Purchase Price	9

2.4	Post-Closing Adjustments	10

2.5	Allocation of the Purchase Price	12

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	13

3.1	Organization	13

3.2	Authorization, Enforceability	14

3.3	Corporate Records	14

3.4	Equity Interests of the Companies	14

3.5	Equity Interests of the Companies’ Subsidiaries	14

3.6	Financial Statements	15

3.7	No Approvals or Conflicts	15

3.8	Compliance with Law; Governmental Authorizations	16

3.9	Litigation	16

3.10	Absence of Certain Changes	17

3.11	Tax Matters	17

3.12	Employee Benefits	20

3.13	Intellectual Property	21

3.14	Contracts	22

3.15	Environmental Matters	23

3.16	Insurance	24

3.17	Personal Property Assets	24

3.18	Real Property	24

3.19	Labor Matters	26

3.20	International Trade Laws	26

3.21	Product Safety; Product Liability	27

3.22	Customers and Suppliers	27

3.23	Affiliate Transactions	27

3.24	No Brokers’ or Other Fees	27

3.25	Total Acquisition of the Gerber Business	28

2

3.26	Guarantees in favor of the Group Companies	28

3.27	No Other Representations or Warranties	28

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE BUYER	28

4.1	Organization	28

4.2	Authorization, Enforceability	28

4.3	No Approvals or Conflicts	28

4.4	Litigation; Governmental Orders	29

4.5	Financing	29

4.6	Investment Representations	29

4.7	No Brokers’ or Other Fees	29

4.8	No Other Representations or Warranties	29

ARTICLE 5	COVENANTS AND AGREEMENTS	29

5.1	Conduct of Business Prior to the Closing	29

5.2	Access to Books and Records; Cooperation	31

5.3	Filings and Consents	32

5.4	Section 338(g) Election	33

5.5	Pre-Closing Tax Matters	33

5.6	Miscellaneous Tax Matters	33

5.7	Tax Contests	35

5.8	UK Tax Matters	36

5.9	German Tax Matters	39

5.10	Confidentiality	39

5.11	Non-Competition	39

5.12	Non-Solicitation	40

5.13	Obligations of Total	40

5.14	Obligations of Buyer	41

5.15	Absence of Corporate Relationships; Corporate Names	41

5.16	Intercompany Indebtedness	42

5.17	Certain Intellectual Property Undertakings	42

5.18	Insurance	43

5.19	Disclosure Update	44

5.20	Bank Accounts and Powers of Attorneys	44

5.21	Key Employees	44

5.22	Notifications	44

3

5.23	Financial Information	44

5.24	IT Systems	45

5.25	Lockbox	45

5.26	Reasonable Best Efforts	45

5.27	Cash Deposit Refund	45

5.28	Certain Consents	45

5.29	Further Actions	46

ARTICLE 6	EMPLOYEE AND EMPLOYEE BENEFIT PLAN MATTERS	46

6.1	Labor Matters	46

6.2	No Third-Party Beneficiaries	46

6.3	Continuation of Benefits	46

ARTICLE 7	CONDITIONS TO CLOSING	47

7.1	Conditions to the Obligations of Total and the Sellers	47

7.2	Condition to the Obligations of the Buyer	47

ARTICLE 8	CLOSING	47

8.1	Closing	47

8.2	Deliveries	48

ARTICLE 9	TERMINATION	49

9.1	Termination	49

9.2	Procedure and Effect of Termination	50

ARTICLE 10	INDEMNIFICATION	50

10.1	Principle	50

10.2	Claims	51

10.3	Deadlines for Claims	52

10.4	Third-Party Claims	52

10.5	Environmental Losses	53

10.6	Effective Nature of the Loss	55

10.7	Determination of the Indemnification	57

10.8	Exonerating and Mitigating Factors	58

10.9	Exclusivity of Remedy	58

10.10	No Recourse against Directors	59

10.11	Pensions and Benefits	59

10.12	No other representations	59

10.13	Specific Indemnities	59

4

10.14	Breach of covenants	61

10.15	No Duplication	61

ARTICLE 11	MISCELLANEOUS	62

11.1	Currency conversion	62

11.2	Fees and Expenses	62

11.3	Governing Law	62

11.4	Amendment	62

11.5	No Assignment	62

11.6	Waiver	62

11.7	Buyer Designees	63

11.8	Sellers Representative	63

11.9	Notices	63

11.10	Complete Agreement	64

11.11	Publicity	64

11.12	Headings	64

11.13	Severability	64

11.14	Third Parties	64

11.15	Dispute Resolution	65

5

Exhibits

Exhibit A	Sellers
Exhibit B	Companies
Exhibit C	French Tax Group Companies
Exhibit D	Transition Services Agreement
Exhibit E	List of Actions to be taken by Total or its Affiliates Prior to Closing
Exhibit F	Certain License Agreements
Exhibit G	Intercompany Agreements Certificate

6

SHARE PURCHASE AGREEMENT

Between the undersigned:

Total S.A., a French société anonyme with its registered office at La Défense 6, 2 place Jean Millier, 92400 Courbevoie, registered with the registry of commerce under number 542 051 180 R.C.S. Nanterre (“Total”), acting on its own behalf and on behalf of the Sellers (as hereinafter defined), and

Jarden Corporation, a Delaware corporation (the “Buyer”).

Each of Total, the Sellers and the Buyer are hereinafter also referred to individually as a “Party” and jointly as the “Parties”. Total and the Sellers are acting jointly and severally for the purpose of this Agreement.

WHEREAS, the companies listed on Exhibit A (the “Sellers”) own or will own on the Closing Date, all the issued and outstanding shares and membership interests designated on Schedule 3.4 to the Disclosure Letter (the “Shares”) of the companies listed on Exhibit B (the “Companies”).

WHEREAS, the Sellers desire to sell, and the Buyer, desires to purchase, through one or more of its designated Subsidiaries (the (“Buyer Designees”), the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall have the meaning set forth in Schedule 2.4.1 to the Disclosure Letter.

“Affiliate” shall mean with respect to any specified Person, any other Person that controls, is controlled by or is under common control with such Person (it being understood that a Person will be deemed to “control” another Person for purposes of this definition if any of the conditions provided under Article L. 233-3 I and II of the French Commercial Code is met).

“Agreement” shall mean this Share Purchase Agreement among the parties hereto, as amended, modified or supplemented from time to time.

“Business” shall mean all lines of business carried out by the Group Companies as of the date hereof and on the Closing Date.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in France or the City of New York.

“Buyer’s Accountants” shall mean PriceWaterhouse Coopers.

“Cash” shall have the meaning set forth in Schedule 2.4.1 to the Disclosure Letter.

“Closing Cash” shall mean the amount of Cash as at the Date of the Post-Closing Statement.

“Closing Financial Debt” shall mean the amount of Financial Debt as at the Date of the Post-Closing Statement, not taking into account any changes in the Sellers’ Intercompany Indebtedness or the Group Companies’ Intercompany Indebtedness resulting from actions taken under Section 5.14 or Section 8.2(c).

“Closing Working Capital” shall mean the amount of Working Capital as at the date of the Post-Closing Statement.

“Confidentiality Agreement” shall mean the confidentiality agreement dated October 29, 2009 between the Buyer and Total.

“Date of the Post-Closing Statement” shall mean the Closing Date or such other date as of which the Post Closing Statement shall be prepared in accordance with Section 8.1.

“Disclosure Letter” shall mean the separate disclosure letter, a copy of which has been delivered to the Buyer prior to the execution of this Agreement and is attached hereto.

“Dormant Subsidiaries” shall mean Yore Limited, MM Distributors Limited, Mapa Malaysia SDN BHD, Baltex Malaysia SDN BHD, Mapa Penang SDN BHD and Advanced Barriers Technologies Inc. (ABT).

“Encumbrance” shall mean any security interest, pledge, mortgage, lien, hypothecation, right of others, claim, interest, easement, covenant, burden, title defect, or other restrictions or limitations of any kind whatsoever.

“Environmental Claims” means any criminal, civil or administrative claim, proceeding, suit or action commenced, served or expressly threatened in writing by any environmental authority or other third party arising (i) under any Environmental Laws or (ii) from any Environmental Matters.

“Environmental Laws” means any Laws which relate to Environmental Matters and are in force and binding up to and prior to the Closing Date.

“Environmental Matters” means pollution, the protection and restoration of the environment and natural resources and protection of human health and safety (including worker health and safety from exposure to Hazardous Materials), including such matters with respect to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, registration, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials.

“Environmental Permits” means material authorizations, receipts of declaration, permits and consents required under Environmental Laws for the operation of the Business as carried on as at the Closing Date.

“Environmental Reports” shall mean the environmental reports made available to the Buyer a copy of which is attached in Schedule 3 of the Disclosure Letter.

“Financial Debt” shall have the meaning set forth in Schedule 2.4.1 to the Disclosure Letter.

“French Tax Group Companies” shall mean the companies listed in Exhibit C, which were members of Total’s Tax Consolidated Group as of December 31, 2009.

“Gerber Business” shall mean the business of developing, manufacturing, marketing, distributing and selling infant and toddler feeding accessories and personal care products acquired by Total from Nestlé S.A. pursuant to a purchase agreement, dated as of October 2, 2008, as conducted as of the Closing Date.

“Government Contract” shall mean any contractual arrangement between any of the Group Companies and any Governmental Authority.

“Governmental Authority” shall mean any French, non-French, international, multi-national, national, regional, provincial, state, county, municipal, city or local government, governmental, regulatory or administrative authority, agency, commission, instrumentality, branch, department, subdivision or official, or any court, tribunal or judicial body.

“Governmental Order” shall mean any order, writ, injunction, decree, stipulation, determination, award or judgment entered by or with any Governmental Authority.

“Group Companies” shall mean the Companies and the Companies’ Subsidiaries and “Group Company” any of the Companies and the Companies’ Subsidiaries.

“Group Companies’ Intercompany Indebtedness” shall mean all indebtedness other than Intercompany Trading Indebtedness owing from any of the Group Companies to any of the Sellers and their respective Affiliates (other than the Group Companies) as of, and certified by Total immediately prior to, the Closing.

“Hazardous Materials” means all substances, materials, mixtures and wastes defined, classified or characterized under any Environmental Law as hazardous, dangerous, toxic, a contaminant, a pollutant or words of similar meaning, including petroleum or any fraction thereof, asbestos or asbestos containing materials, lead or lead containing materials, polychlorinated biphenyls and radiation.

“Intellectual Property” shall mean all patents, undisclosed inventions, know how, trade secrets, trademarks, and servicemarks (including the goodwill associated with U.S trademarks), trade names, corporate names, designs, logos, models, trade dress, copyrights, domain names and other intellectual property rights and all registrations and applications therefor.

“Intercompany Financial Indebtedness” shall mean all debts outstanding (including accrued interest, if any) between any of the Group Companies, on the one hand, and any of the Sellers and their respective Affiliates (other than the Group Companies), on the other hand, other than in respect of intercompany trading activities in the ordinary course of trading.

“Intercompany Trading Indebtedness” shall mean all debts outstanding (including accrued interest, if any) between any of the Group Companies, on the one hand, and any of the Sellers and their respective Affiliates (other than the Group Companies), on the other hand, in respect of intercompany trading activities in the ordinary course of trading.

“International Trade Laws” shall mean all Laws concerning the importation, export or re-export of merchandise, services and technology, the terms and conduct of international transactions, making or receiving international payments, the ability of a Person to hold an ownership interest in a business located in a foreign country or a country in which such Person is a foreign Person, antidumping and countervailing duty restrictions, and restrictions by countries on holding foreign currency and repatriating funds, including all Laws regarding embargoes, boycotts, and/or other restrictions on trade with designated countries and Persons but excluding general customs and duties regulations.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Key Employees” shall mean the individuals listed on Schedule 1.4 to the Disclosure Letter.

“Knowledge of the Buyer” shall mean the actual knowledge of the individuals listed on Schedule 1.4 A to the Disclosure Letter.

“Knowledge of the Sellers” or “Sellers’ Knowledge” shall mean the actual knowledge (without independent inquiry) of the individuals listed on Schedule 1.4 B to the Disclosure Letter.

“Law” shall mean any statute, law, ordinance, regulation or rule of any Governmental Authority other than any European Directive not yet introduced (“transposée”) in the relevant jurisdiction’s legal system.

“Loss” shall mean any loss, damage, obligation or liability, external costs and reasonable expenses, fine, awards, judgment and penalties, actually and directly suffered; provided, however, that Loss shall not include loss of profits (manque à gagner) or lost opportunities (perte de chance) and shall be computed without regard to the multiple which may have been used in determining the enterprise value. Notwithstanding the forgoing, with respect to any recurring Loss, the amount of such Loss shall reflect its recurring nature.

“Material Adverse Effect” shall mean any change or effect that would result (or could reasonably be expected to result) in a reduction of the Combined EBITDA of the Group Companies in excess of € 7,000,000 on an ongoing, “run-rate” basis but shall exclude any change or effect: (i) resulting from a worsening of general economic conditions; (ii) affecting companies in the industry segment in which the Group Companies operate generally; (iii) resulting from a worsening of current conditions caused by acts of terrorism or war (whether declared or undeclared); (iv) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby. For the purpose of this definition “Combined EBITDA of the Group Companies” shall mean the sum of the earnings before interest (including any amounts received in compensation for loss of revenues), income tax, depreciation and amortization of each Group Company calculated in accordance with the Accounting Principles and the Proforma Adjustments.

“Net Benefits Liability” shall have the meaning set forth in Schedule 2.2 to the Disclosure Letter.

“Net Profit Adjustment” shall have the meaning set forth in Schedule 2.4.1 to the Disclosure Letter.

“Permitted Encumbrances” shall mean: (i) Encumbrances for Taxes that (a) are not yet payable or being contested in good faith by appropriate proceedings and (b) either (x) are fully reserved against in the Unaudited Proforma Accounts to the extent required by and in accordance with the Accounting Principles or (b) have arisen since September 30, 2009 and are not in excess of fifty thousand (50.000) euros, individually; (ii) Encumbrances in respect of property (other than real property) or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens; (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations in each case where the underlying obligation is not yet payable or being contested in good faith by appropriate proceedings; and (iv) survey exceptions, easement and other customary encumbrances on title to real property if such encumbrance would not reasonably be expected to be material to any of the Group Companies.

“Person” shall mean any individual, sole proprietorship, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

“Plans” means all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all severance, change in control, employment, incentive, bonus, share option, share purchase, and restricted share plans, programs, agreements or policies sponsored or maintained by any of the Group Companies in which present or former employees of any of the Group Companies participate.

“Products” shall mean the products listed at Schedule 1.5 of the Disclosure Letter.

“Product Safety Laws” means any Laws related to product safety.

“Proforma Adjustments” shall have the meaning set forth in Schedule 2.4.1 to the Disclosure Letter.

“Properties” shall mean any property owned, leased or otherwise occupied by any of the Group Companies as of the Closing Date.

“Reference Working Capital” shall mean one hundred and two million (102,000,000) euros.

“Regulatory Approvals” shall mean the approvals to be obtained in accordance with Section 5.3, a list of which is appended as Exhibit 5.3.

“Release” shall mean any spill, leak, emission, discharge, deposit, disposal, escaping, leaching, dumping or other release into the indoor or outdoor environment.

“Retirement Benefits” shall have the meaning set forth in Section 10.11.

“Sellers’ Accountants” shall mean KPMG.

“Sellers’ Intercompany Indebtedness” shall mean all indebtedness other than

Intercompany Trading Indebtedness owing from any of the Sellers and their respective Affiliates (other than the Group Companies) to any of the Group Companies as of, and certified by Total immediately prior to, the Closing.

“Small Claims” shall mean any Claim which does not exceed fifty thousand (50,000) euros individually.

“Subsidiaries” shall mean in connection with any Person, any and all corporations, partnerships, limited liability companies, associations and other entities with respect to which such Person, directly or indirectly, owns more than 50% of the securities having the ability to direct the use of, disposition of and access to the property of such entities or the power to elect members of the board of directors or similar body governing the affairs of such entities, and “Subsidiary” shall mean any of them.

“Tax” or “Taxes” means (i) all taxes, direct or indirect, levies, assessments, tariffs, fees, duties (including any customs duties), deficiencies, contributions or charges, including income tax, corporation tax, franchise tax, capital gains tax, gross receipts tax, windfall profits tax, withholding tax, local tax, value added tax, sales tax, use tax, transfer tax, occupation tax, payroll tax, employment tax, production tax, excise tax, property tax, gift tax, estate tax, registration duties, customs duties, social contributions, national insurance contributions, stamp duty, stamp duty land tax, stamp duty reserve tax, payable by the Group Companies in accordance with Tax and Social Security Laws, including interest, fines, penalties (including any interest with respect to such fines and penalties) and other related charges imposed, assessed or collected by or under the authority of any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any obligation to indemnify any other Person or payable pursuant to any tax sharing agreement or any other agreement relating to the sharing or payment of any such amount (including, without limitation, any German profit and loss pooling agreement and any United Kingdom GPA).

“Tax and Social Security Laws” means the tax, customs and social security Laws of any jurisdiction applicable to the Group Companies.

“Tax Return” shall mean any return, report, schedule, notice, form, document or statement (including any attachment thereto and any amendment thereof) required to be filed with or submitted to, any Governmental Authority with respect to Taxes.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax and the Governmental Authority (if any) charged with the collection of such Tax.

“Third Party” shall mean, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person.

“Total’s Tax Consolidated Group” shall mean the group comprised of Total and the French Tax Group Companies that have elected for the application of the regime set forth under Sections 223 A et seq. of the French General Tax Code.

“Transferred Employees” shall mean any employees of the Group Companies as of the Closing Date.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Working Capital” shall have the meaning set forth in Schedule 2.4.1 to the Disclosure Letter.

Other Defined Terms

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Adjusted Margin	13(h)
Acquiring Person	5.11(b)
Accountants	2.5(e)
Audited Accounts	3.6 (a)
Auditor	2.4.2(b)
Business Registered Intellectual Property	3.13(a)
Buyer	Preamble
Buyer Designees	Preamble
Buyer Notice	10.4(a)
Claim	10.2
Closing	8.1
Closing Date	8.1
Closing Statement	2.3
Competing Business	5.11(a)
Confidential Information	5.10
Contributed Amount	5.8(b)(ii)
Conversion Rate	11.1
corporate income tax effect	13(h)
CTA 2009	3.11(ix)
Disputed Items	2.4.2(a)
Disclosure Updates	5.19
Enterprise Value	2.2
Estimated Cash	2.3
Estimated Financial Debt	2.3
Estimated Net Profit Adjustment	2.3
Estimated Purchase Price	2.3
Estimated Purchase Price Allocation Statement	2.5(c)
FCPA	3.8(b)
FA1989	5.8(a)
GPA	5.8(b)(i)
Group Relief	5.8(a)(i)
HSR Act	5.3(b)
Inbound License Agreements	3.13(a)
ICTA 1988	5.8(a)
Key Employee	5.12

Litigation	3.9
License Agreements	5.28
Local Accountants	2.5(f)
Margin	13(h)
Material Contracts	3.14(a)
Nominated Company	5.8(b)(i)
Non-Solicitation Period	5.12
Objection	2.4.2(a)
Owned Properties	3.18(b)
Party	Preamble
Pension Plan	3.12(b)
Pre-Closing Taxes	5.6(b)
Post-Closing Taxes	5.6(b)
Post-Closing Statement	2.4.1
Purchase Price	2.2
Purchase Price Allocation Statement	2.5(c)
Reconciled Financials	5.23
Relevant Date	11.1
Retained Group	5.8(a)(ii)
Retained Liabilities	10.7(g)
Retirement Benefits	10.11
Sellers	Recitals
Seller Insurance	5.16(a)
Shares	Recitals
Straddle Period	5.6(b)
Tax Contest	5.7(a)
Tax Refund	5.6(g)
TCGA 1992	3.11(ix)
Third Party Claim	10.4
Total	Preamble
Transfer Taxes	5.6(d)
Transition Services Agreement	8.2(a)(vii)
Unaudited Proforma Accounts	3.6(a)
VATA 1994	3.11(xx)
2009 Audited Accounts	8.2(a)(iv)

1.2 Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Section, Schedule to the Disclosure Letter and Exhibit shall refer to the Sections, Schedules to the Disclosure Letter and Exhibits to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References to any French legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than France, be deemed to include the closest approximation to such French legal term in such other jurisdiction.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, the Sellers shall sell to the Buyer (or one of the Buyer Designees) and the Buyer (or one of the Buyer Designees) shall acquire from the Sellers the Shares free and clear of all Encumbrances. In effecting this Section 2.1, the Buyer intends to cause the French Group Companies to be either (a) acquired by a French Affiliate of the Buyer or (b) transferred to a French Affiliate of the Buyer promptly following Closing.

2.2 Purchase Price. The aggregate consideration for the sale of the Shares shall be equal to :

(i) three hundred and thirty five million (335,000,000) euros (the “Enterprise Value”)

plus

(ii) the Closing Cash

minus

(iii) the Closing Financial Debt

plus

(iv) the amount by which the Closing Working Capital exceeds the Reference Working Capital, as the case may be or minus

(v) the amount by which the Closing Working Capital falls short of the Reference Working Capital, as the case may be minus

(vi) the Net Benefits Liability;

minus

(vi) the Net Profit Adjustment;

as determined pursuant to Section 2.4 below (the “Purchase Price”).

2.3 Estimated Purchase Price.

The amount of Cash, Financial Debt and Net Profit Adjustment as of the date of the Post Closing Statement shall be estimated in good faith by Total prior to the Closing Date (the “Estimated Cash,” the “Estimated Financial Debt” and the “Estimated Net Profit Adjustment”, respectively). On the fifth Business Day prior to Closing, Total shall deliver to the Buyer a statement (the “Closing Statement”) setting out the Estimated Cash, the Estimated Financial Debt, the Estimated Net Profit Adjustment and an amount (the “Estimated Purchase Price”), equal to the Enterprise Value plus the Estimated Cash minus the Estimated Financial Debt and the Estimated Net Profit Adjustment.

At Closing, the Buyer shall pay the Estimated Purchase Price to the Sellers in immediately available funds to the Sellers in accordance with Section 8.2 (b) and as allocated among the Shares as set forth in Section 2.5 (d).

2.4 Post-Closing Adjustments.

2.4.1 Post-Closing Statement. Within ninety- (90)- days after the Closing Date, Total shall prepare with the assistance of the Sellers’ Accountants and deliver to the Buyer a statement (the “Post-Closing Statement”) containing a calculation of (i) the Closing Working Capital, the Closing Financial Debt, the Closing Cash and the Net Profit Adjustment which shall be prepared in accordance with the Accounting Principles and Schedule 2.4.1, (ii) the Net Benefits Liability, which shall be prepared in accordance with Schedule 2.2, as well as (iii) the resulting Purchase Price computed in accordance with the formula set forth in Section 2.2. The Post-Closing Statement shall be prepared as at the Date of the Post Closing Statement. The Buyer will assist and cooperate with Total in the preparation of the Post-Closing Statement, including by providing Total and the Sellers’ Accountants access to the books and records of the Group Companies and to any other information necessary to prepare the Post-Closing Statement.

2.4.2 Disputes regarding the Post-Closing Statement.

(a) The Buyer shall within thirty- (30)- days after the delivery by Total of the Post-Closing Statement complete its review thereof and notify Total in writing of its objection to the Post-Closing Statement (the “Objection”). Any Objection by the Buyer shall be based upon error in the Post-Closing Statement or failure to comply with the Accounting Principles, in each case where such error or failure affects the calculations set forth in the Post-Closing Statement. Any Objection shall set forth a specific and reasonably detailed description of the items and amounts subject to such Objection (the “Disputed Items”), the revisions to the Post-Closing Statement which the Buyer believes should be made, and the Buyer’s calculation of any of the Closing Working Capital, Closing Financial Debt and Closing Cash, as the case may be, and the Buyer shall be deemed to have accepted any items not specifically disputed in the Objection. Failure to so notify Total within such thirty- (30)- day period shall constitute definitive acceptance and approval of the Post-Closing Statement and shall constitute a complete and irrevocable waiver of any right of the Buyer to dispute any of the amounts calculated on the Post-Closing Statement.

(b) In the event that no agreement has been reached between Total and the Buyer thirty- (30)- days after the date of receipt by Total of the Objection, the Disputed Items shall, at the request of either of Total or the Buyer, be submitted to Cailliau Dedouit et Associés (the “Auditor”). If the Auditor does not accept its appointment or cannot carry out its duties, Total and the Buyer shall promptly meet to agree on a replacement and if Total and the Buyer have not agreed on a replacement within eight- (8)- days, each of Total or the Buyer may, pursuant to a référé proceeding, request the President of the Commercial Court of Paris to appoint another internationally recognized accounting firm as Auditor. The Auditor shall act for the account of all the Parties in accordance with the provisions of Article 1592 of the French Civil Code and the terms hereof.

(c) The Auditor shall only consider those items and amounts as to which

Total and the Buyer have disagreed within the time periods and on the terms specified above and shall resolve the matter in accordance with the terms and provisions of this Agreement and in accordance with the Accounting Principles. Absent manifest errors in calculation by either of the Parties, the Auditor’s duties shall be expressly limited to the selection of either Total’s or the Buyer’s position on a Disputed Item (or a position in between the positions of Total and the Buyer) and the Auditor shall thus select as a resolution for each disputed matter the position of either Total or the Buyer (or a position in between the positions of Total and the Buyer) (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) and the Auditor may not impose an alternative resolution outside these limits.

(d) Total and the Buyer shall use their reasonable efforts to cause the Auditor to issue a report setting forth the final calculation of the Disputed Items in accordance with this Section 2.4.2 and the resulting Purchase Price computed in accordance with the formula set forth in Section 2.2 within thirty- (30)- days from the date of the appointment of the Auditor. The Auditor shall provide the parties with written reasoning and explanation of its determination. Absent manifest errors (erreur grossière), the Auditor’s calculation of the Disputed Items and resulting Purchase Price shall be final, non-appealable and binding on the Parties. The Auditor shall have no right to interpret the provisions of this Agreement.

(e) Each of Total, each of the Sellers and the Buyer shall use its reasonable efforts to ensure that the Sellers’ Accountants and the Buyer’s Accountants shall fully cooperate with the Auditor, including granting access to all working papers and files. The Buyer shall further ensure the full cooperation of the Group Companies with the Auditor and shall, in particular, cause the Group Companies to give the Auditor reasonable access to all documents, books, records, data, other information and staff of the Group Companies during normal business hours and on reasonable advance notice.

(f) All fees and expenses of the Auditor shall be shared equally between Total and the Buyer.

2.4.3 Payment and Allocation of the Post-Closing Adjustment.

If the amount of the Estimated Purchase Price is higher than the amount of the Purchase Price, as determined pursuant to Section 2.4.1 or 2.4.2, the Sellers shall pay an amount equal to such excess to the Buyer.

If the amount of the Purchase Price, as determined pursuant to Section 2.4.1 or 2.4.2 is higher than the Estimated Purchase Price, the Buyer shall pay an amount equal to such excess to the Sellers.

The amount required to be paid pursuant to subsections (a) or (b) above shall be allocated among the Shares as set forth under Section 2.5 and paid in immediately available funds to the Buyer or the Sellers, as the case may be, within fifteen- (15)- Business Days following the final determination of the allocation of the Purchase Price pursuant to Section 2.5(e), and shall bear interest thereon computed as from the Closing Date at a rate of one percent (1%) per annum from and including the Closing Date through and including the date on which payment is made.

2.5 Allocation of the Purchase Price.

(a) Schedule 2.5 to the Disclosure Letter provides for an allocation of the Enterprise Value among the Shares.

(b) The allocation of the other elements of the Purchase Price formula set forth under Section 2.2 shall be allocated among the Shares as follows:

(i)	to the extent that any such element relates exclusively to a given Company and/or its Subsidiaries, such element shall be allocated exclusively to the Purchase Price of the Shares in such Company; and

(ii)	to the extent that any such element may not be allocated exclusively to a given Company and/or its Subsidiaries, such element shall be allocated among all of the Shares in the same proportion as the Enterprise Value is allocated among the Shares.

(c) Total shall prepare and deliver to the Buyer, (i) together with and at the same time as the Closing Statement, a statement allocating the Estimated Purchase Price in accordance with subsections (a) and (b) above along with adequate documentation to support and substantiate such allocation (the “Estimated Purchase Price Allocation Statement”) and (ii) within ten- (10)- Business Days following the final determination of the Purchase Price pursuant to Section 2.4.1 or 2.4.2, a statement allocating the amount to be paid in accordance with Sections 2.4.3 (a) or (b) in accordance with subsections (a) and (b) above along with adequate documentation to support and substantiate such allocation (the “Purchase Price Allocation Statement”). The allocation made under the Estimated Purchase Price Allocation Statement shall be used for the purpose of the payment of the Estimated Purchase Price.

(d) The Buyer shall have thirty- (30)- Business Days to review the allocations made by Total under the Purchase Price Allocation Statement. If the Buyer does not notify Total of any dispute relating to such allocations within such thirty- (30)- Business-Day period, such allocation shall be final, non-appealable and binding on the Parties. If the Buyer disputes such allocation, the Buyer shall notify Total of such dispute within such thirty- (30)- Business-Day period, and the Buyer and Total shall work together in good faith to resolve such dispute as quickly as practicable. If such dispute has not been resolved within ten- (10)- Business Days after the date of receipt by Total of notice of such dispute, then such dispute shall be submitted by the Buyer and Total to the Auditor for resolution. The Auditor shall act for the account of all the Parties in accordance with the provisions of Article 1592 of the French Civil Code. Total and the Buyer shall use their reasonable efforts to cause the Auditor to issue a report setting forth the final allocation of the Purchase Price in accordance with this Section 2.5 within thirty- (30)- days from the date of the appointment of the Auditor for the purpose of this Section 2.5(d). The Auditor shall provide the parties with written reasoning and explanation of its determination. Absent manifest errors (erreur grossière), the Auditor’s calculation of the disputed items and resulting Purchase Price Allocation Statement shall be final, non-appealable and binding on the Parties. The Auditor shall have no right to interpret the provisions of this Agreement. Once the allocation has been agreed to by Total and the Buyer, or resolved by the Auditor and except to the extent required under applicable Law, the Parties shall not and shall cause their Affiliates not to take a position inconsistent with such allocation. The Parties agree to consult with one another with respect to any Tax audit, controversy or litigation relating to such allocation by any Taxing Authority and shall cooperate in good faith in order to preserve the effectiveness of such allocation.

(e) Total shall prepare and deliver to Buyer, within thirty- (30)- days from the determination of the final allocation of the Purchase Price in accordance in with Section 2.5(d), a statement further allocating the Purchase Price allocable to the Shares of NUK USA, LLC among the assets of NUK USA, LLC in accordance with section 1060 of the IRC and the U.S. Department of Treasury regulations promulgated thereunder. Buyer shall have thirty- (30)- Business Days to review the allocation made by the Buyer under this Section 2.5(e). If Buyer does not notify Total of any dispute relating to such allocation within such thirty- (30)- Business-Day period, such allocation shall be final, non-appealable and binding on the Parties. If Buyer disputes such allocation, Buyer shall notify Total of such dispute within such thirty- (30)- Business-Day period, and the Buyer or Total shall work together in good faith to resolve such dispute as quickly as practicable. If such dispute has not been resolved within ten- (10)- Business Days after the date of receipt by Total of notice of such dispute, then such dispute shall be submitted by the Buyer and Total to nationally recognized United States firm of independent public accountants, mutually selected by the Parties for resolution (the “Accountants”). The Accountants shall act for the account of all the Parties and in accordance with section 1060 of the IRC and the U.S. Department of Treasury regulations promulgated thereunder. Total and the Buyer shall use their reasonable efforts to cause the Accountant to issue a report setting forth a final allocation in accordance with this Section 2.5(e) within thirty- (30)- days from the date of the appointment of the Accountants for the purpose of this Section 2.5(e). Once an allocation under this Section 2.5(e) has been agreed to by Total and the Buyer, or resolved by the Accountants, such allocation shall be final, non-appealable and binding on the Parties and except to the extent required under applicable Law, the Parties shall not and shall cause their Affiliate not to take a position inconsistent with such allocation. The Parties agree to (i) file U.S. Internal Revenue Service Form 8594 and any required attachments thereto, together with all U.S. federal, state and local Tax returns, in a manner consistent with and in accordance with such allocation and (ii) consult with one another with respect to any Tax audit, controversy or litigation relating to such allocation by any Taxing Authority and shall cooperate in good faith in order to preserve the effectiveness of such allocation. The external costs and expenses (including the fees of the Accountants) relating to the allocation provided under this subsection 2.5(e) shall be entirely borne by the Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed pursuant to Section 10.1.2 and as expressly contemplated by this Agreement in the separate schedules to the Disclosure Letter, a copy of which has been delivered to the Buyer prior to the execution of this Agreement, Total (for the purpose of Sections 3.1, 3.2, 3.6, 3.7 and 3.11) and the Sellers hereby represent and warrant to the Buyer both as of the date of this Agreement and as of the Closing Date (except where a reference is made to a specific date, in which case the representation is made as of such date) the matters set forth below.

3.1 Organization. Total, each of the Sellers and each of the Group Companies is a corporation duly incorporated or formed, as applicable, and validly existing under the Laws of its jurisdiction of incorporation or formation and in any jurisdiction where “validly existing” is not defined, not subject to any administrative, winding up or similar order and there are no proceedings under any applicable insolvency, reorganization or similar laws in any jurisdiction concerning Total, the Sellers or any Group Company. Each of the Sellers and the Group Companies has all requisite corporate power and authority to own its assets and to carry on its business as and where it is now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license except for such failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Total and the Sellers to consummate the transactions contemplated by this Agreement.

3.2 Authorization, Enforceability. Total and the Sellers have the corporate power and authority to execute this Agreement and the other documents to be executed pursuant hereto and perform their obligations hereunder. The execution of this Agreement and the other documents to be executed pursuant hereto by Total and the Sellers and the performance by them of their obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed by Total and the Sellers and, assuming due authorization and execution by the Buyer, constitutes a valid and binding agreement of Total and the Sellers, enforceable against them in accordance with its terms.

3.3 Corporate Records. Except as set forth in Schedule 3.3 to the Disclosure Letter, the minute books of each of the Group Companies contain accurate records of all meetings and accurately reflect all material corporate actions taken by of each of the Group Companies. These minute books have been prepared in accordance with applicable Laws. None of the Group Companies is in default under or in violation of any provision of its bylaws or other organizational documents.

3.4 Equity Interests of the Companies. Schedule 3.4 to the Disclosure Letter contains a true, complete and accurate statement of the (i) jurisdiction of incorporation, formation or organization, as applicable, of each Company and (ii) the number of authorized, issued and outstanding shares or other applicable equity interest of each Company. Except as set forth on Schedule 3.4 to the Disclosure Letter, there are no other authorized, issued or outstanding equity interest of any of the Companies and no outstanding options, warrants rights or any other agreements relating to the sale, issuance or voting of any equity interest of any of the Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interest of any of the Companies. Schedule 3.4 to the Disclosure Letter also contains a true, complete and accurate statement of the number of shares held by the Sellers in each Company, the corresponding percentage interest in the share capital of such Company and the name of the holder thereof. Except as set forth on Schedule 3.4 to the Disclosure Letter, all such shares are owned free and clear of any Encumbrances and have been validly issued, fully paid and, where applicable, non-assessable and no Company owns any equity interest or other interest or direct or indirect participation in any other Person.

3.5 Equity Interests of the Companies’ Subsidiaries. Schedule 3.5 to the Disclosure Letter contains a true, complete and accurate statement of the (i) jurisdiction of incorporation, formation or organization, as applicable, of each Companies’ Subsidiary and (ii) the number of authorized, issued and outstanding shares or other applicable equity interest of each Companies’ Subsidiary. Except as set forth on Schedule 3.5 to the Disclosure Letter, there are no other authorized, issued or outstanding equity interest of any of the Companies’ Subsidiary and no outstanding options, warrants rights or any other agreements relating to the sale, issuance or voting of any equity interest of any of the Companies’ Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interest of any of the Companies’ Subsidiary. Schedule 3.5 to the Disclosure Letter also contains a true, complete and accurate statement of the number of shares held by the Companies or other Companies’ Subsidiaries in each Companies’ Subsidiary, the corresponding percentage interest in the share capital of such Companies’ Subsidiary and the name of the holder thereof. Except as set forth on Schedule 3.5 to the Disclosure Letter, all such shares are owned free and clear of any Encumbrances and have been validly issued, fully paid and, where applicable, non-assessable and no Companies’ Subsidiary owns any equity interest or other interest or direct or indirect participation in any other Person. None of the Group Companies are part of any joint ventures.

3.6 Financial Statements.

(a) Total has made available to the Buyer the audited combined balance sheet of the Group Companies, Mapa Spontex Inc. and the Dormant Subsidiaries, as of December 31, 2008 and the related combined audited statement of income for the year ended December 31, 2008, together with the notes thereon (collectively, the “Audited Accounts”), a copy of which is provided as Schedule 3.6A to the Disclosure Letter. The Audited Accounts have been prepared from the books and records of the Group Companies, Mapa Spontex Inc. and the Dormant Subsidiaries and present fairly in all material respects the financial condition of the Group Companies, Mapa Spontex Inc. and the Dormant Subsidiaries as of December 31, 2008 and the results of their operations for the period covered, in accordance with French GAAP applied on a consistent basis. Attached as Schedule 3.6B to the Disclosure Letter is a copy of the unaudited combined proforma balance sheet of the Group Companies as of September 30, 2009 and the related unaudited combined proforma statement of income for the nine month-period then ended (collectively the “Unaudited Proforma Accounts”). The Unaudited Proforma Accounts have been prepared from the books and records of the Group Companies and present fairly in all material respects the financial condition of the Group Companies as of September 30, 2009 and the results of their operations for the nine month-period covered, in accordance with the Accounting Principles applied on a consistent basis and the Proforma Adjustments.

(b) The 2009 Audited Accounts shall have been prepared from the books and records of the Group Companies and shall present fairly in all material respects the financial condition of the Group Companies as of December 31, 2009 and the results of their operations for the period covered, in accordance with the Accounting Principles applied on a consistent basis.

3.7 No Approvals or Conflicts. Except as set forth on Schedule 3.7 to the Disclosure Letter, the execution by Total and the Sellers, and the performance by Total and the Sellers of this Agreement and the consummation by Total and the Sellers of the transactions contemplated hereby do not and will not: (i) violate, conflict with or result in a breach of their by-laws or other organizational documents by any of Total, the Sellers and the Group Companies; (ii) violate, conflict with or result in a breach of, or constitute a default by any of the Group Companies (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of any of the Group Companies or on the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of the Group Companies or any of their respective properties may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to any of the Group Companies or any of their respective properties; or (iv) except for the Regulatory Approvals, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by the Sellers with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Total and the Sellers to consummate the transactions contemplated by this Agreement.

3.8 Compliance with Law; Governmental Authorizations.

(a) General. Except as set forth on Schedule 3.8(a) to the Disclosure Letter, none of the Group Companies has violated, is in violation, or has received any written notice alleging that a Group Company is in violation of, any Governmental Order or Law applicable to them or any of their respective properties. Each of the Group Companies has all material licenses, permits and other governmental authorizations necessary to conduct its business as currently conducted. The Parties expressly acknowledge that this Section 3.8(a) does not include any representation and warranty in connection with the situation of the Group Companies with respect to the Laws and governmental authorizations relating to the following matters: corruption and improper payments, Taxes, employee benefits, environment, labor and employment, international trade, product safety and product liability that shall be solely governed by the following Sections of this Agreement 3.8(b), 3.11, 3.12, 3.15, 3.19, 3.20 and 3.21, respectively.

(b) Improper Payments; U.S. Foreign Corrupt Practices Act (“FCPA”). Except as set forth on Schedule 3.8(b) to the Disclosure Letter, to the Knowledge of the Sellers, none of the Group Companies, nor any of their respective directors, officers, managers, employees, or representatives has offered, paid, promised, or authorized, the gift or payment of anything of value on behalf of the Group Companies or on behalf of any Group Company, to any Governmental Official (or to any other Person while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a Governmental Authority) for the purpose of securing any improper advantage, or where such payment would constitute a bribe, kickback or illegal payment. In particular, and without limiting the foregoing, to the Knowledge of the Sellers, no Group Company, nor any of their respective directors, officers, managers, employees, or representatives has violated, is in violation of, or any provision of the U.S. FCPA, or any applicable Law of similar effect.

3.9 Litigation. Except as set forth on Schedule 3.9 to the Disclosure Letter, there are no suits, actions, arbitrations, proceedings or investigations (“Litigation”) pending or, to the Knowledge of the Sellers, threatened in writing or credibly threatened with particularity against any of the Group Companies.

3.10 Absence of Certain Changes. Except as set forth in Schedule 3.10 to the Disclosure Letter or as otherwise contemplated by this Agreement, since September 30, 2009, the Business has been conducted only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 3.10 to the Disclosure Letter or as otherwise contemplated by this Agreement, since September 30, 2009 no Group Company has:

(i) sold or otherwise disposed of assets other than in the ordinary course of business, in any case not exceeding five hundred thousand (500,000) euros individually or in the aggregate;

(ii) acquired assets other than in the ordinary course of business or capital expenditures permitted by clause 5.1(b) (iv) below, in any case not exceeding two hundred thousand (200,000) euros individually or in the aggregate;

(iii) merged with any Person;

(iv) incurred any Encumbrance of material assets, other than Permitted Encumbrances;

(v) materially increased the compensation of the Key Employees other than (A) in the ordinary course of business, or (B) as required by any agreement in effect as of the date hereof or as required by Law or applicable collective bargaining agreement or similar instruments in the relevant jurisdictions;

(vi) made any change in the accounting methods or practices followed by any of the Group Companies other than in the ordinary course of business (other than such changes that have been required by Law or the Accounting Principles);

(vii) made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any amendment to a material Tax Return, settled or compromised any material claim or assessment in respect of Taxes or consented to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

(viii) agreed or committed to do any of the foregoing.

3.11 Tax Matters. Except as set forth in Schedule 3.11 to the Disclosure Letter:

(i) All Tax Returns required to be filed by or on behalf of the Group Companies (either separately or as members of a group of corporations) on or before the Closing Date have been or shall be duly and timely filed (subject to permitted extensions applicable to such filing), and all Taxes shown thereon as owing, or otherwise due or owing, prior to the Closing Date have been or shall be duly paid within the prescribed period or any extension thereof other than Taxes that are being contested in good faith by appropriate proceedings and are reserved against in the Unaudited Proforma Accounts to the extent required by and in accordance with the Accounting Principles. All Tax Returns filed by or on behalf of the Group Companies are true, complete and accurate.

(ii) No claim for any unpaid Taxes has become a lien against the assets or any property of the Group Companies or is being asserted against the Group Companies except for liens for Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and are reserved against in the Unaudited Proforma Accounts to the full extent required by and in accordance with the Accounting Principles. The charges, accruals, and reserves with respect to Taxes on the Unaudited Proforma Accounts of each of the Group Companies are adequate and are at least equal to the liability for Taxes of each of the Group Companies as at September 30, 2009.

(iii) There are no: (i) examinations, audits, actions, proceedings or disputes pending or to the Knowledge of the Sellers, threatened; or (ii) claims for Taxes asserted against the Group Companies that, in each case, would result in Tax liabilities of any of the Group Companies for any taxable period ending on or before the Closing Date. No Taxing Authority has asserted in writing that a pending examination, audit, action, proceeding or dispute would result in a reduction of available Tax losses of any of the Group Companies for any such taxable period.

(iv) Total has made available to the Buyer all examination and audit reports and statements of deficiencies assessed against or agreed to by any of the Group Companies received after December 31, 2005. The copies of the Tax documents provided to the Buyer were true and accurate, and each document was complete.

(v) The Group Companies have complied with all applicable Law relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales tax collection and maintaining adequate and current resale certifications to support any such claimed exemptions).

(vi) There is no request for a ruling or determination in respect of any Tax pending between any of the Group Companies and any Taxing Authority.

(vii) None of the Group Companies has any liability for the Taxes of any other Person as a transferee or successor, by agreement or otherwise.

(viii) On the Closing Date, none of the Group Companies, other than the French Tax Group Companies, Mapa GmbH and Mapa Spontex (UK) Ltd., will be a party to any Tax sharing or similar agreement. There is no Tax sharing or similar agreement that will require any payment by any of the Group Companies, other than the French Group Companies, Mapa GmbH and Mapa Spontex (UK) Ltd., after the date of this Agreement.

(ix) Except for the section 171A election made by Mapa Spontex (UK) Ltd. to transfer to Total Holdings UK Limited certain gains arising in the 31 December 2004 accounting period, none of the Group Companies has entered into, or agreed to enter into, an election pursuant to section 171A of the UK Taxation of Chargeable Gains Act 1992 (“TCGA 1992”), paragraph 16 of Schedule 26 of the UK Finance Act 2008 or paragraph 66 of Schedule 29 to the Finance Act 2002 section 792 of the UK Corporation Tax Act 2009 (“CTA 2009”) within the seven year period ending on the Closing Date.

(x) Neither the execution nor the completion of this Agreement, nor any transaction entered into in the pursuance thereof, will result in a charge to Tax for any Group Company under section 179 TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the UK Finance Act 2002 , paragraph 12A of Schedule 9 to the UK Finance Act 1996, sections 346, 630-632, 780 or 785 CTA 2009 or paragraph 30A of Schedule 26 to the UK Finance Act 2002.

(xi) There is no outstanding waiver of the statute of limitations with respect to Taxes relating to any of the Group Companies.

(xii) No Taxing Authority has asserted in writing that any of the Group Companies was required to file a Tax Return in any jurisdiction where the Group Company has not filed a Tax Return.

(xiii) All Taxes that are or were required to be paid, withheld or collected with respect to the Business or by any Group Company have been duly and timely paid, withheld or collected and, to the extent required, have been duly and timely paid to the appropriate Taxing Authority.

(xiv) None of the Group Companies is or has been a party to any “reportable transaction” or “listed transaction” (as such terms are defined in section 1.6011-4(b) of the U.S. Treasury Regulations) or a comparable provision of the UK disclosure of tax avoidance schemes provisions of the UK Finance Act 2004, as amended or supplemented (including, without limitation, by applicable regulations.

(xv) Mapa Spontex Inc. is not a “foreign person” within the meaning of section 1445 of the IRC. None of the Shares of the Companies are “United States real property interests” within the meaning of section 897(c) of the IRC.

(xvi) NUK USA LLC is, and has always been, an entity disregarded from its owner for U.S. federal and relevant state and local income tax purposes.

(xvii) Except for Taxes applicable to their operations after December 31, 2009, none of the Group Companies will be liable for Taxes accruing on or prior to Closing as a result of the termination of any Tax consolidation group or similar arrangement involving any Group Companies.

(xviii) Except for Taxes applicable to their operations after December 31,2009, none of the Group Companies will be liable for Taxes (other than Transfer Taxes) accruing on or prior to Closing and resulting from the exit of the Group Companies from Total tax consolidation.

(xix) Any tax resulting from the change in the Tax regime of SNCs or conversion of SNCs to SASs has been duly reported and paid.

(xx) Mapa Spontex (UK) Ltd. is a taxable person, duly registered for the purposes of the UK Value Added Tax Act 1994 (the “VATA 1994”) and is the representative member of a group of companies for VAT purposes, such group having no other members except Yore Limited and MM Distributors Limited, and no act or transaction has been effected in consequence of which Mapa Spontex (UK) Ltd. is or may be held liable for any VAT arising from supplies made by another company (including, for the avoidance of doubt, Yore Limited and MM Distributors Limited).

(xxi) All Tax Returns required to be filed by or with respect to any of the Group Companies on or before the Closing Dates will correctly reflect the income, business, assets, operations, activities and status of the Group Companies and any other information required to be shown therein.

3.12 Employee Benefits.

(a) Plans. Schedule 3.12(a) to the Disclosure Letter sets forth a list and a summary description of each Plan in which current or former employees of the Group Companies currently participate.

(b) Compliance. Each Plan is and has been maintained in material compliance with its terms and with ERISA and other applicable Laws, and all other agreements and instruments applicable to any Plan. Each Plan which is a pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), has been determined by the Internal Revenue Service to be qualified under the IRC, or is maintained pursuant to a volume submitter or prototype document. Each such Pension Plan has, in fact, been qualified under the IRC from the effective date of such Pension Plan and there have been no amendments or other developments since the effective date of such Pension Plan which would cause the loss of such qualified status. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the Knowledge of the Sellers, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any liability.

(c) Triggering Event. Other than as disclosed in Schedule 3.12(c), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any employment agreement that will result in any payment greater than fifty thousand (50,000) euros (whether of severance pay or otherwise) becoming due to any employee of the Group Companies, (ii) accelerate the time of payment or vesting of an amount of compensation greater than fifty thousand (50,000) euros due under any employment agreement or increase by more than fifty thousand (50,000) euros the amount of compensation due under any employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits with a value of more than fifty thousand (50,000) euros under any employment agreement, or (iv) directly or indirectly cause the Group Companies to transfer or set aside any assets to fund or otherwise provide for benefits with a value of more than fifty thousand (50,000) euros for any individual. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the IRC that could reasonably be anticipated by the Sellers to result in a Material Adverse Effect.

(d) Non-U.S. Plans. Any retirement or welfare plan maintained for or contributed to by the Group Companies for the benefit of employees outside of the United States has been operated and administered in all material respects in accordance with its terms and the Laws of the applicable jurisdiction. All contributions required to be made to any such Plan have been made or accrued on the Group Company’s financial statements.

(e) Brazilian Plans Except as set forth in Schedule 312(e) to the Disclosure Letter, there are no outstanding liabilities in relation to the termination of the PreviNovartis defined benefit plan by Lillo do Brazil Industria e Commercio de Produtos Infantis Ltda. following the acquisition of the Gerber Business.

3.13 Intellectual Property.

(a) Schedule 3.13(a)(i) to the Disclosure Letter sets forth a true, complete and accurate list as of the date hereof of all the Intellectual Property (other than immaterial) that is owned by, and registered or filed in the name of, the Group Companies (the “Business Registered Intellectual Property”) and identifies the Group Company that is the holder of each item of Business Registered Intellectual Property listed thereon. The Buyer acknowledges that the Sellers are entitled to update Schedule 3.13(a)(i) to the Disclosure Letter by adding Intellectual Property thereon until the day which is 30 days before the Closing Date and such updated schedule will be deemed to have been attached to this Agreement as of the date hereof for the purpose of this Section 3.13. Each Group Company so identified as the holder of any such Business Registered Intellectual Property is the owner (alone or, as set forth in Schedule 3.13(a)(i) to the Disclosure Letter, co-owner) of all right, title and interest in and to all of such Business Registered Intellectual Property, free and clear of all Encumbrances (which, for the avoidance of doubt, shall exclude licenses to or under Intellectual Property) other than Permitted Encumbrances. Schedule 3.13(a)(ii) to the Disclosure Letter sets forth a list of all material contracts granting to the Group Companies any license under or to Intellectual Property owned by Third Parties that is used for the Business (the “Inbound License Agreements”). The Inbound License Agreements are valid and enforceable in accordance with their terms. Subject to that Intellectual Property to be transferred to the Group Companies in accordance with section 5.17, the Group Companies own or are validly licensed under all Intellectual Property that is used in connection with the conduct of the Business .

(b) Except as set forth in Schedule 3.13(b) to the Disclosure Letter, the Group Companies have received no written notice alleging that the Business Registered Intellectual Property is invalid, unenforceable or non-assignable, nor has any such claim been asserted in any Litigation pending before any Governmental Authority, arbitrator or mediator, or to Seller’s Knowledge credibly threatened with particularity and no item of Business Registered Intellectual Property is subject to any Litigation pending or to the Knowledge of the Sellers threatened in writing or credibly threatened with particularity, for infringement or other violation of any Intellectual Property of any Third Party, or opposition, cancellation or revocation.

(c) Except as set forth in Schedule 3.13(a)(i) to the Disclosure Letter, all registration or application fees necessary to maintain the Business Registered Intellectual Property have been paid, all necessary renewal applications have been filed and all other steps necessary for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not, in the aggregate, materially adversely affect the value or use of such Intellectual Property.

(d) Schedule 3.13(d) to the Disclosure Letter sets forth a true, complete and accurate list all Intellectual Property that is licensed by the Group Companies to Third Parties.

(e) Except as set forth in Schedule 3.13(e) to the Disclosure Letter, the Group Companies have received no written notice alleging that the conduct of the Business as currently conducted violates any license or agreement, infringes, misappropriates or otherwise violates any Intellectual Property owned by a Third Party.

(f) To the Knowledge of the Sellers, no Person has infringed upon or misappropriated the Intellectual Property owned by the Group Companies.

3.14 Contracts.

(a) Schedule 3.14 to the Disclosure Letter sets forth a true, complete and accurate list of each of the following contracts to which any of the Group Companies is a party or by which any of them is bound as of the date of this Agreement (other than contracts to which the Group Companies are the only parties and Group Companies Plans) (collectively, the “Material Contracts”):

(i) contracts involving the expenditure by the Group Companies of more than one million (1,000,000) euros in any instance for the purchase of materials, supplies, equipment or services;

(ii) guarantees of the obligations of other Persons (other than the Group Companies) involving the potential expenditure by any of the Group Companies after the date of this Agreement in any instance;

(iii) partnership, limited liability company or joint venture agreements;

(iv) contracts under which any of the Group Companies has obligations after the date of this Agreement relating to the acquisition or sale of any business enterprise;

(v) exclusive distributor, dealer or similar contracts under which any of the Group Companies is obligated to pay after the date of this Agreement an amount in excess of one million (1,000,000) euros per contract during any calendar year;

(vi) contracts that include a non compete provision which restricts the ability of the Group Companies to compete, or that limit the ability of any Group Company to operate any material property or asset, or would so limit the Group Companies after the Closing Date;

(vii) contracts relating to any borrowings of money, or the guaranty of another Person’s borrowing of money; and

(viii) contracts containing provisions which are triggered by the execution or performance of this Agreement.

(b) Except as set forth in Schedule 3.14(b) to the Disclosure Letter, a true, complete and accurate copy of each Material Contract in force as of the date hereof (together with all amendments, exhibits and other changes thereto) has been made available to the Buyer in the Data Room managed and supported by Intralinks. Except as set forth in Schedule 3.14 to the Disclosure Letter, each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable Group Company and, to the Knowledge of the Sellers, enforceable against such Group Company in accordance with its terms. Except as set forth on Schedule 3.14 to the Disclosure Letter, to the Knowledge of the Sellers, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by (x) any of the Group Companies under any Material Contract or (y) any other party to any Material Contract, in each case, except for defaults that would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Group Companies is party to any Government Contract entered with the U.S. Government that is currently in effect or which remains open to any audit periods. None of the Group Companies is or has been debarred or excluded from participation in the award of Government Contracts by the U.S. Government, and none of the Group Companies is or has been debarred or excluded from doing business with the U.S. Government.

3.15 Environmental Matters. Except as disclosed in Schedule 3.15 to the Disclosure Letter, to the Knowledge of the Sellers:

(a) each of the Group Companies is in material compliance with all Environmental Laws;

(b) each of the Group Companies has obtained and maintained in full force and effect the required Environmental Permits and is in material compliance with the terms and conditions of such Environmental Permits;

(c) none of the Owned Property is involved in or subject to any material pending or, to the Knowledge of the Sellers, threatened suit, prosecution, investigation, consent decree or consent agreement, notice of possible violation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law; and

(d) there is no environmental condition, situation or incident on, at, under, in or concerning any Owned Property that could give rise to any Environmental Claims under any Environmental Laws which would have a Material Adverse Effect.

3.16 Insurance. Schedule 3.16 to the Disclosure Letter lists all insurance policies currently held by Total, the Sellers or their Affiliates (including the Group Companies) that relate to the Group Companies, including a summary of their terms and a complete list of any claim or loss outstanding with respect to any such insurance policy. No event relating to the Group Companies has occurred which will result in cancellation or a material amendment of any such insurance policies. None of the Group Companies is in material default under any such insurance policies and all premiums owed thereunder have been paid, and no material claims for coverage thereunder have been denied as a result of a material default or a default in the payment of the relevant premiums.

3.17 Personal Property Assets.

(a) Except as set forth on Schedule 3.17 to the Disclosure Letter, the Group Companies have good title to, or hold by valid and existing lease or license, all the material tangible personal property assets reflected as assets of the Group Companies in the Audited Accounts or acquired after December 31, 2008, except with respect to assets disposed of in the ordinary course of business since such date, free and clear of all Encumbrances except for Permitted Encumbrances.

(b) Except as set forth on Schedule 3.17 to the Disclosure Letter, the Group Companies own, or have valid leasehold interests in, all material tangible personal property assets necessary for the conduct of the Business as conducted on or immediately prior to the Closing Date. All such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

3.18 Real Property.

All real property used by the Group Companies is either owned by one of the Group Companies or is the subject matter of a lease or sublease benefiting to, or owned by, the Group Companies. Schedules 3.18(a) and 3.18(b) of the Disclosure Letter includes an accurate and complete list of all real property used by any of the Group Companies in the conduct of the Business.

(a) Leased Properties. With respect to each lease and sublease covering the properties listed on Schedule 3.18(a) of the Disclosure Letter and except as otherwise specified on Schedule 3.18(a) to the Disclosure Letter:

(i) such lease or sublease is, to the Knowledge of the Sellers, in full force and effect;

(ii) (A) to the Knowledge of the Sellers, no party to the lease or sublease is in default beyond any applicable notice, grace or cure period and (B) none of the Group Companies has received a notice of default with respect to such lease or sublease; and,

(iii) no such lease or sublease has been mortgaged, deeded in trust or encumbered by the Group Companies.

(b) Owned Properties. With respect to each such parcel of real property that is owned by any Group Company as listed on Schedule 3.18(b) to the Disclosure Letter (the “Owned Properties”) and except as otherwise specified on Schedule 3.18(b) to the Disclosure Letter:

(i) the identified owner has good and marketable title to each relevant Owned Property, free and clear of any Encumbrances, except for Permitted Encumbrances;

(ii) there are no leases, subleases, licenses, concessions, or other written agreements, granting to any party or parties the right of use or occupancy of any portion of the Owned Properties;

(iii) To the Knowledge of the Sellers, none of the Group Companies which owns an Owned Property has received a written notice from any Governmental Authority or any Third Party that the relevant Owned Property is not in compliance with all applicable legal requirements (other than legal requirements resulting from Environmental Laws), except for such failures to comply that would not materially adversely affect (i) the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) the ability of the Group Companies to conduct the Business as currently conducted. None of the Group Companies has received a written threat of condemnation or similar proceeding (other than based on an alleged breach of Environmental Laws) adversely affecting title to the Owned Properties.

3.19 Labor Matters.

a)	Except as set forth in Schedule 3.19(a) to the Disclosure Letter, each of the Group Companies (i) is in material compliance with all Laws and collective bargaining agreements applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours and (ii) has in all material respects duly and timely fulfilled all payment and other obligations vis-a-vis their employees.

b)	Schedule 3.19(b) to the Disclosure Letter sets forth for each French, German and United States Group Company a true, complete and accurate list as of September 30, 2009 (without any name indication) of (i) each permanent employee, (ii) his or her date(s) of hire by the Group Companies, (iii) his or her category, (iv) place of employment and (iv) (x) for the French Group Companies his or her 2008 annual base compensation, (y) for the German Group Companies his or her 2009 annual base compensation or, (z) for NUK USA LLC employees, his or her 2009 monthly base compensation.

c)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Group Companies to be liable to pay any severance or other amount to any employee, director or officer of the Group Companies.

d)	To the Knowledge of the Sellers, as of the date hereof, no Key Employee has terminated, or informed the Group Companies, of any plans to terminate, their engagement or employment with the Group Companies generally or as a result of the transactions contemplated hereby or otherwise.

e)	The Sellers have made available to the Buyer true and complete copies of the collective bargaining agreements applicable to the employees of the Group Companies.

f)	No Group Company has retained any liability under past collective bargaining agreements relating to employees in Brazil that have ceased to be in force.

3.20 International Trade Laws.

a)	The Group Companies have been and are currently in compliance in all material respects with all applicable International Trade Laws. The Group Companies operate inter alia in the countries listed in Schedule 3.20 to the Disclosure Letter.

b)	There are no proceedings or, to the Knowledge of the Sellers, investigations pending or threatened between any Group Company and any Governmental Authority under any International Trade Law.

c)	No members of the board of directors or similar body governing the affairs of NUK USA LLC, officer, or managing director of NUK USA LLC is or has been identified on the United States Department of Treasury, Office of Foreign Assets Control list of “Specially Designated Nationals and Blocked Persons”.

d)	NUK USA LLC is not engaged in any transaction or is a party to any contract, proposal, or agreement (including any letter of credit) the terms of which it may not lawfully agree to under the antiboycott regulations administered by the United States Department of Commerce.

3.21 Product Safety; Product Liability

Except as set forth in Schedule 3.21 to the Disclosure Letter, to the Sellers’ Knowledge, (a) no Group Company is subject to any pending or threatened, suit, prosecution, investigation, consent decree or consent agreement, notice of possible violation, recall, enforcement action, inquiry or proceeding by or before any Governmental Authority under or in relation to any Laws related to product safety or to any product liability situation, liability for injuries to individuals or liability for breach of warranty (whether covered by insurance or not); (b) each Group Company is in compliance with all applicable Product Safety Laws; and (c) no Group Company is aware of any circumstances for which reporting is required under any applicable Product Safety Law.

3.22 Customers and Suppliers.

a) Schedule 3.22(a) to the Disclosure Letter sets forth a list of the ten- (10)- largest homecare and babycare customers of the Business as of September 30, 2009. As of the date hereof, no customer listed on Schedule 3.22(a) to the Disclosure Letter has notified in writing any of the Group Companies that it intends to terminate its commercial relationship with the Group Companies.

b) Schedule 3.22(b) to the Disclosure Letter sets forth a list of the ten- (10)- largest homecare and babycare suppliers of the Business as of September 30, 2009. As of the date hereof, no supplier listed on Schedule 3.22(b) to the Disclosure Letter has notified in writing any of the Group Companies that it intends to terminate its commercial relationship with the Group Companies.

3.23 Affiliate Transactions. Schedule 3.23 to the Disclosure Letter sets forth (a) all agreements between any of the Group Companies and any of their officers and directors (other than employment agreements entered into in the ordinary course of business), (b) all intercompany agreements involving expenditures in a yearly amount in excess of one hundred and fifty thousand (150,000) euros between Total, the Sellers or any of their respective Affiliates and any of the Group Companies, and (c) all intercompany accounts in excess of one hundred and fifty thousand (150,000) euros as at September 30, 2009 involving Total, the Sellers or any of their respective Affiliates and any of the Group Companies.

3.24 No Brokers’ or Other Fees. Except for Société Générale, whose fees and expenses will be paid by Total, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Sellers.

3.25 Total Acquisition of the Gerber Business. Except as set forth on Schedule 3.25 to the Disclosure Letter, there has been no claim for indemnification under the purchase agreement dated as of October 2, 2008 between Total and Nestlé S.A.

3.26 Guarantees in favor of the Group Companies. To the Knowledge of the Sellers, the list provided in Schedule 5.14 of the Disclosure Letter is a complete and accurate list of all commitments and any other guarantees, comfort letters and similar undertakings or commitments entered into, made or issued by Total or any of its Affiliates (other than the Group Companies) in favor or support of any of the Group Companies.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Total nor any of the Sellers makes any other express or implied representation or warranty to the Buyer. Nothing in the foregoing shall limit the Sellers’ liability in the case of any intentional fraud (including, but not limited to, “fraude”, “faute dolosive” or “dol”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Total and the Sellers both as of the date of this Agreement and as of the Closing Date as follows:

4.1 Organization. The Buyer is a Delaware corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and there are no proceedings under any applicable insolvency, reorganization or similar laws in any jurisdiction concerning the Buyer. The Buyer has all requisite corporate power and authority to own its assets and to carry on its business as and where it is now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license except for such failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.2 Authorization, Enforceability. The Buyer has the corporate power and authority to execute this Agreement and the other documents to be executed pursuant hereto and perform its obligations hereunder. The execution of this Agreement and the other documents to be executed pursuant hereto by the Buyer and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed by the Buyer and, assuming due authorization and execution by Total and the Sellers, constitutes a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms.

4.3 No Approvals or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not: (i) violate, conflict with or result in a breach by the Buyer of the organizational documents of the Buyer; (ii) violate, conflict with or result in a breach of, or constitute a default by the Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyer or any of its properties may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to the Buyer or any of its properties; or (iv) except for the Regulatory Approvals, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.4 Litigation; Governmental Orders. There are no Litigation or Governmental Orders pending or, to the Knowledge of the Buyer, threatened against the Buyer, that would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

4.5 Financing. The Buyer has, or will have available, at or prior to Closing, sufficient cash in immediately available funds to pay the Purchase Price and to consummate the transactions contemplated hereby.

4.6 Investment Representations. The Buyer is acquiring the membership interests in NUK USA LLC, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Buyer acknowledges that the membership interests in NUK USA LLC, are not registered under the Securities Act or any applicable state securities law, and that the membership interests in NUK USA LLC, may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

4.7 No Brokers’ or Other Fees. Except for Deutsche Bank, whose fees and expenses will be paid by the Buyer, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 the Buyer does not make any other express or implied representation or warranty to Total and the Sellers. Nothing in the foregoing shall limit the Buyer’s liability in the case of any intentional fraud (including, but not limited to, “fraude”, “faute dolosive” or “dol”).

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1 Conduct of Business Prior to the Closing.

(a) Unless otherwise consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or as disclosed on Schedule 5.1 to the Disclosure Letter, from and after the date of this Agreement and until the Closing, the Sellers shall cause the Group Companies to: (i) conduct their business in all respects in the ordinary course consistent with past practice; and

(ii) use their commercially reasonable efforts to maintain satisfactory relationships in the ordinary course of business with suppliers, customers and others having material business relationships with them.

(b) Except as in the ordinary course of business and consistent with past practice or as otherwise contemplated by this Agreement; and except as set forth on Schedule 5.1 to the Disclosure Letter, the Sellers shall ensure that none of the Group Companies does any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(i)	sell or otherwise dispose of assets having an aggregate value exceeding five hundred thousand (500,000) euros other than in the ordinary course of business;

(ii)	acquire assets having an aggregate value exceeding two hundred thousand (200,000) euros other than in the ordinary course of business or capital expenditures permitted by clause (iv) below;

(iii)	merge or consolidate with any Person;

(iv)	make, or fail to make, any scheduled capital expenditures;

(v)	incur any Encumbrance of material assets, other than Permitted Encumbrances;

(vi)	increase the compensation of any Senior Employee of the Business other than (A) in the ordinary course of business, or (B) as required by Law or applicable “Conventions Collectives” or similar instruments in the relevant jurisdictions;

(vii)	make any change in the accounting methods or practices followed by any of the Group Companies (other than in the ordinary course of business or changes that have been required by Law or the Accounting Principles);

(viii)	enter into any partnership, limited liability company or joint venture agreement;

(ix)	enter into any new Material Contract with a term that exceeds two (2) years; terminate or amend any term of a Material Contract, other than in the ordinary course of business;

(x)	cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary;

(xi)	amend any of its organizational documents;

(xii)	change the timing of collection of receivables and payment of payables under terms other than in connection with suppliers based in the Asia-Pacific region;

(xiii)	make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, settle or compromise any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(xiv)	settle or initiate any Litigation listed under Schedule 3.9 which would result in a payment to or by any Group Company in excess of one hundred thousand (100,000) euros or that would adversely affect any of the Group Companies;

(xv)	agree or commit to do any of the foregoing.

(c) For purposes of this Agreement, the term “commercially reasonable efforts” shall not be deemed to require any Person to give any guarantee or other consideration of any nature, including in connection with obtaining any consent or waiver or to consent to any change in the terms of any agreement or arrangement.

(d) This Section 5.1 shall not prevent the Sellers to cause the Group Companies to make distribution of dividends or reserves in order to reduce the amount of the Closing Cash.

5.2 Access to Books and Records; Cooperation.

(a) The Parties agree that from the Closing and until the expiration of a thirty- (30)- day period following the expiration of the applicable statute of limitations, during normal business hours, they shall permit, and shall cause their respective Subsidiaries and the Group Companies to permit, at no cost and without disruption of their respective businesses, the other Parties hereto and their counsel, accountants and other authorized representatives to have access during regular business hours to the properties, books, records and contracts of and relating to the Group Companies, and the right (at the requesting Party’s expense) to make copies (including electronic copies) and extracts from such books, records and contracts, in each case to the extent necessary to facilitate (1) the resolution or defense of any claims made by or against or incurred by the Parties or their Subsidiaries and (2) the preparation of financial statements, Tax Returns and other Tax filings, transfer pricing reports, and related documentation, provided that Total and the Sellers’ obligation under this section 5.2(a) as it relates to transfer pricing reports and related documentation will be limited to documents already in existence at the time they are requested.

(b) The Parties agree not to, and to cause their Affiliates not to, destroy for a period of six- (6)- years following the Closing Date, any files or records which are subject to Section 5.2(a) without giving written notice to the other Parties hereto, and giving the other Parties sixty- (60)- days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered requesting Party at such Party’s expense.

(c) From the date hereof to the Closing, subject to applicable Laws (including the rules and regulations of any competent antitrust regulator), Total shall cause the Group Companies to answer the Buyer and its representatives any reasonable requests for information relating to the Sellers, the Group Companies; provided, that accommodating such requests does not unduly interfere with the business of the Group Companies and that such requests relate to information needed for preparing the integration of the Group Companies within the Buyer organization.

5.3 Filings and Consents.

(a) Subject to the terms and conditions of this Agreement, the Parties agree to use commercially reasonable efforts to (i) make all necessary and appropriate filings with all applicable Governmental Authorities and obtain required approvals and clearances with respect thereto, (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, neither Total or the Sellers, on the one hand, nor Buyer, on the other hand, will be required to pay any money or to pay or agree to any other consideration or condition in connection with obtaining the consent, approval, waiver or authorization of any person.

(b) Without limiting the generality of the foregoing, each of the Parties agrees to (i) file any notification and report forms and related material that it may be required to file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder) (“HSR Act”) and seek an early termination of the applicable waiting period, no later than thirty- (30)- days after the date hereof, and (ii) make any further filings or information submissions that may be requested, necessary, proper or advisable pursuant to the HSR Act. The Buyer hereby agrees to make, or to cause to be made, all other appropriate filings required to obtain the other Regulatory Approvals within the applicable time period required by applicable Law and in any event, no later than thirty- (30)- days after the date hereof, and to supply promptly any additional information and documentary material that may be requested by the competent Governmental Authorities (save in cases where any such filing is by law expressly required from the Sellers, in which case the Buyer’s obligations described in this sentence shall apply to the Sellers in connection with such filing). All filing fees due in connection with obtaining the Regulatory Approvals will be paid exclusively by the Sellers.

(c) Each of Total and the Buyer shall promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority. No Party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry relating to this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, provided, however, that if a Governmental Authority objects to the other Party’s participation in the meeting or substantive conversation, the Party that does participate in the meeting will inform the other Party that such a meeting took place and provide a summary of such meeting. Subject to the confidentiality provisions of Section 5.10, each of Total and the Buyer will coordinate and cooperate fully with the other Party in exchanging such information and providing such assistance as such other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the confidentiality provisions of Section 5.10, each of Total and the Buyer will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

5.4 Section 338(g) Election. Buyer shall be entitled to make an election pursuant to Section 338(g) of the IRC and the U.S. Treasury Regulation promulgated thereunder with respect to any non US Group Companies provided that (i) Buyer shall notify holders prior to making such election and provide them with copies thereof, and (ii) any Taxes caused or triggered by such election shall be borne by the Buyer.

5.5 Pre-Closing Tax Matters. The Sellers will prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed by or with respect to any of the Group Companies on or before the Closing Date in a manner consistent with prior practice, except as otherwise required by applicable legal requirements. The Buyer will have the opportunity to review and comment upon such Tax Returns at least ten- (10)- Business Days prior to the filing thereof, provided that the Sellers will have no obligation to reflect Buyer’s comments in such Tax Returns.

5.6 Miscellaneous Tax Matters. From and after the Closing Date:

(a) The Buyer, Total and the Sellers agree to furnish or cause to be furnished to each other and their counsel, accountants and other authorized representatives, upon request, as promptly as practicable, such information and assistance relating to any of the Group Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the calculation of Pre-Closing Taxes and Post-Closing Taxes, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. For the avoidance of doubt, the obligation of assistance as a result of the foregoing sentence shall include, until the expiration of the applicable statute of limitation (taking into consideration any extension thereof granted or imposed by any Taxing Authority), (i) any assistance that may be required by Total, in connection with its duties resulting from worldwide consolidation for Tax purposes and (ii) any assistance that may be required by the Buyer, in connection with any transfer pricing determination, liability or related issues. The Buyer and Total shall retain all books and records with respect to Taxes pertaining to the Group Companies relating to taxable years beginning before the Closing Date until the expiration of all relevant statutes of limitations (and, to the extent notified by the Buyer and Total, any extensions thereof). At the end of such period, each party shall provide the other with at least thirty- (30)- days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

(b) The Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by any of the Group Companies for any taxable year or period that are required to be filed after the Closing Date. The Buyer shall provide to Total and the Sellers copies of all Tax Returns for any taxable year or period ending on or before the Closing Date as soon as reasonably possible but at least thirty- (30)- days before such Tax Returns are required to be filed. Total and the Sellers shall notify the Buyer of any proposed revisions to such Tax Returns within fifteen- (15)- days after receipt of such Tax Returns from the Buyer. The Buyer shall reflect such revisions in such Tax Returns except where such revisions are unreasonable, inconsistent with prior practice of the Group Companies, or contrary to applicable Law. The Buyer shall also provide to Total and the Sellers copies of all Tax Returns for taxable year closed in 2010 as soon as reasonably possible but at least thirty- (30)- days before such Tax Returns are required to be filed. Total and the Sellers shall notify the Buyer of any proposed revisions to such Tax Returns within fifteen- (15)- days after receipt of such Tax Returns from the Buyer. The Buyer shall reflect such revisions in such Tax Returns except where such revisions are unreasonable, inconsistent with prior practice of the Group Companies, or contrary to applicable Law. In order to enable the Buyer to provide to Total and the Sellers copies of Tax Returns at least thirty- (30)-days before such Tax Returns are required to be filed, Total and the Seller shall provide the information and assistance requested by the Buyer relating to any of the Group Companies) as is reasonably necessary for the preparation of such Tax Returns within such time frame. The Buyer’s information or assistance requests shall be sent to Total and the Sellers with reasonable prior notice. If the Buyer were to consider that Total or the Sellers have not timely provided the requested information or assistance, the Buyer shall nevertheless provide to Total and the Sellers the Tax Returns as soon as they are available. The Buyer shall not amend the Tax Returns prepared and filed in accordance with this paragraph.

(c) Except for the Transfer Taxes on the real estate properties held by the Group Companies in Germany, which shall be borne by the Sellers, the Buyer shall pay all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes), and related fees (including any penalties, interest and additions to Tax) incurred solely as a result of the purchase and sale of the Shares pursuant to Section 2.1 (the “Transfer Taxes”). The Buyer shall be responsible for preparing and timely filing any Tax Returns required with respect to any Transfer Taxes. Such Tax Returns shall be prepared in a manner consistent with the allocation of Purchase Price pursuant to Section 2.5 hereof. The Buyer shall deliver to Total within five- (5)- days following the date any Transfer Tax become due evidence that such Transfer Tax has been duly and timely paid to the relevant taxing authority.

(d) Total and the Buyer acknowledge that the French Tax consolidation between Total, on the one hand, and the French Tax Group Companies on the other hand, shall terminate upon the Closing, effective as of the first day of the calendar year during which the Closing shall occur. Effective as of the Closing Date, any Tax sharing agreement (Convention d’intégration fiscale) entered into between Total, on the one hand, and any French Tax Group Company, on the other hand, shall terminate and shall be of no further effect and any rights or obligations under any such agreement shall be extinguished and no longer enforceable. On the Closing Date, Total shall enter into tax consolidation exit agreements (Convention de sortie d’intégration fiscale), substantially in the form of the agreement provided in Schedule 5.6(d), providing for the consequences of the exit of the French Tax Group Companies from Total’s Tax Consolidated Group. The Buyer agrees to cause the French Tax Group Companies to fully comply with all provisions of such tax consolidation exit agreements. Any amount due by any of the French Tax Group Companies to Total pursuant to the Convention de sortie d’intégration fiscale shall be timely paid within the time limits provided for thereunder, provided that the fraction of such amount that corresponds to Taxes for which Buyer is entitled to actual indemnification under Section 10 shall be paid concomitantly with payments made by Total or the Sellers in respect of such indemnification of the Buyer.

(e) The Buyer shall not, and shall not permit the Group Companies, to amend any Tax Return (including granting an extension of any applicable statute of limitations) or make or change any Tax election for any taxable period or portion thereof ending on or prior to the Closing Date without the prior written consent of the Sellers, such consent to not be unreasonably withheld or delayed.

(f) The Buyer shall promptly pay to the Sellers an amount equal to any refund, credit, rebate, reduction in Taxes or similar payment (including any interest paid or credited with respect thereto) received by the Buyer or the Group Companies, if and when actually received, relating to taxable periods ending on or before the Closing Date (a “Tax Refund”), provided, however, that no payments shall be made to the extent such Tax Refund, credit, rebate or reduction in Taxes has been taken into account in the Post-Closing Statement for purposes of determining the Purchase Price. If a Taxing Authority subsequently disallows any Tax Refund with respect to which Sellers had received a payment pursuant to this Section 5.6(f), Sellers shall promptly pay to the Buyer the full amount of such Tax Refund. Any payments made under this Section 5.6(f) shall be net of any Taxes payable by the Buyer or the Group Companies with respect to the receipt of such Tax Refund.

5.7 Tax Contests.

(a) Notwithstanding any provisions of this Agreement to the contrary, notices with respect to, and conduct and disposition of, any proposed or pending audits, investigations, examinations assessments or proceedings relating to Taxes (a “Tax Contest”) shall be governed by this Section 5.7. The Buyer and Total shall promptly (i) notify each other in writing of any notice of any Tax Contest or assessments against the Group Companies for any taxable period including, or ending prior to, the Closing Date within twenty (20) days after receipt of such notice and (ii) furnish each other with copies of all relevant correspondence received from any Taxing Authority in connection with any such Tax Contest. The failure of one party to notify the other party of any such Tax Contest shall not relieve the other party of its indemnification obligations under this Agreement, except to the extent any such failure actually prejudices the defense of any Tax claim.

(b) Total shall notify the Buyer whether it intends to take on its own, at its sole expense, such actions as Total may deem appropriate in connection with any Tax Contest relating to the Group Companies for taxable periods ending on or prior to the Closing Date. If Total so notifies its intent to take such actions on its own, the Buyer shall take the actions and provide to Total such information and access to personnel, premises, documents and records as Total may reasonably request, during regular business hours and upon reasonable advance notice, and Total shall be entitled to require the Buyer and the Group Company involved to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any such claim. Total shall consult in good faith with the Buyer with respect to the conduct of, and before entering into any settlement of, any such Tax Contest. The Buyer may participate in any such Tax Contests at its sole expense, and may elect to jointly conduct and control, with Total, all aspects of any such Tax Contests relating to taxable periods ending after the Closing Date. If Total fails to give timely instructions to the Buyer, the Buyer shall take reasonable action to resist any claim in connection with any such Tax Contest.

Total shall inform the Buyer at least 30 days in advance before entering into any settlement of any Tax Contest involving the Group Companies. If the Buyer concludes that a settlement would have an adverse effect on the post Closing Tax position of the Group Companies it will notify Total of such adverse effect within 30 days of receiving notice of the settlement project and will send to Total a detailed estimate of the quantum of this adverse effect together with a Tax analysis. If Total disagrees with this estimate, Total and the Buyer will appoint an international audit firm to make such estimate and failing an agreement between Total and the Buyer, such a firm will be appointed by the Président of the Commercial Court of Paris acting through summary proceedings (en la forme des référés) at the request of the first party to move. If Total decides to settle a Tax Contest which has an adverse effect on the post Closing Tax position of the Group Companies, Total shall indemnify the Buyer for such adverse effect, provided this indemnification shall be capped by the estimate provided by the Buyer or by the above referred international audit firm in case of disagreement. Notwithstanding the foregoing, Total and the Buyer must both agree to any settlement of any Tax Contest involving the Group Companies relating to a taxable period beginning prior to the Closing Date and ending after the Closing Date.

(c) With respect to any Tax Contest involving the Group Companies relating to taxable periods ending prior to the Closing Date, in no case shall the Buyer make any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, whether in judicial, arbitral, administrative proceedings or otherwise, without the prior written consent of Total, which consent shall not be unreasonably withheld or delayed.

5.8 UK Tax Matters.

(a) Surrender of UK Group Relief.

(i) Subject to and in accordance with the provisions of this Section

5.8(a), if any Taxes in respect of which the Sellers would be liable under Article 10 (Indemnification) or under the representations and warranties in Section 3.11 (Tax Matters) can be reduced or eliminated by the surrender of Group Relief to the Group Companies by the Sellers or any company other than a company connected with the Buyer (including by way of electing that any degrouping charge be treated as accruing not to the applicable Group Company but to any company treated as a member of the same group or otherwise connected or associated with the Buyer for any tax purpose), the Sellers may make or procure the making of such surrender (for the avoidance of doubt, without any consideration therefor by the Buyer or any Group Company) and the Buyer shall procure that the relevant Group Company shall co-operate with the Sellers to the fullest extent reasonably practicable in relation to such surrender and make all such returns, claims, elections, surrenders, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after the Closing Date) reasonably required to be made in respect of such surrender. For these purposes, “Group Relief” means relief surrendered or claimed pursuant to Chapter IV Part X of the Income Corporation Tax Act 1988 (“ICTA 1988”); a tax refund relating to an accounting period as defined by Section 102(3) of the UK Finance Act 1989 (“FA 1989”) in respect of which a notice has been given pursuant to Section 102(2) FA 1989; the notional transfer of an asset or transfer or reallocation of a gain or loss pursuant to Section 171A or Section 179A of the TCGA 1992 and the notional reallocation of a gain pursuant to paragraph 66, Schedule 29 of the UK Finance Act 2002 (replaced with effect from 1 April 2009 for accounting periods ending on or after that date by Section 792 of the CTA 2009); and/or eligible unrelieved foreign tax surrendered or claimed pursuant to the UK Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001.

(ii) The Buyer shall procure that the Group Companies shall, in respect of any time or period falling on or prior to the Closing Date (which for the purposes of this Section 5.8(a) shall include for the avoidance of doubt any overlapping period pursuant to Section 403A ICTA 1988), make, give or enter into such returns, claims, elections, surrenders, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after the Closing Date) as the Sellers shall reasonably direct in writing in connection with any surrender of Group Relief to any member of the Retained Group by any of the Group Companies. For these purposes, “Retained Group” means the Sellers and any other company or companies (other than the Group Companies) which either are or become after the Closing Date, or have been within the six years ending at the Closing Date, treated as members of the same group as, or otherwise connected or associated in any way with, the Sellers for any UK tax purpose.

(b) UK Group Payment Arrangements.

(i) Unless the Buyer elects by notifying the Sellers in writing no later than 10 Business Days prior to any instalment of UK corporation tax becoming due and payable to the UK Taxing Authority that it wishes to either make such payment to the UK Taxing Authority itself, or procure that the relevant Group Company (or another company of the Buyer’s group) make such payment to the UK Taxing Authority, the Buyer shall procure that each of the Group Companies which are a member of the Sellers’ group payment arrangement made pursuant to Section 36 of the UK Finance Act 1998 (a “GPA”) contributes to the company nominated under the GPA to discharge liabilities of such group pursuant to section 36(1) of that Act (the “Nominated Company”), within ten- (10)- Business Days after written demand is made therefore (or, if later, two- (2)- Business Days before the amount becomes due and payable to the UK Taxing Authority), an amount equal to any installment of UK corporation tax which is to be or has been discharged by the Nominated Company on behalf of the Group Company in question pursuant to the GPA (as reasonably certified by the Nominated Company); provided that no such contribution shall be made to the extent that (A) such contribution was made prior to or at the Closing Date, (B) the Buyer has elected pursuant to this Section 5.8(b)(i) to make or procure the making of the payment directly to the UK Taxing Authority, (C) the Buyer is not reasonably satisfied that an amount equal to that contribution has been properly apportioned to the relevant Group Company pursuant to the GPA, or (D) the Buyer would otherwise have been able to make a claim against the Sellers under Article 10 (Indemnification) in respect of that tax (and no such claim shall be made to the extent that such tax is borne by the Nominated Company).

(ii) The Sellers shall (A) procure that the Nominated Company shall pay to the UK Taxing Authority promptly following receipt thereof (or, if later, when the relevant amount is due and payable to the UK Taxing Authority) an amount equal to any amount contributed to the Nominated Company by the relevant Group Company pursuant to the GPA in respect of any installment of UK corporation tax, including any amounts contributed to the Nominated Company prior to Closing (any such amount, a “Contributed Amount”); (B) procure that the Nominated Company shall (subject to Section 5.8(b)(ii)(D)) apportion to the relevant Group Company each Contributed Amount, such apportionment to be made by reference to the installment or installments of UK corporation tax in respect of which the Contributed Amount was paid; (C) not, without the Buyer’s written consent (such consent not to be unreasonably withheld), reapportion any amount previously apportioned to the relevant Group Company pursuant to the GPA, (D) promptly pay, or procure that there is paid, to the relevant Group Company an amount equal to any excess of any amount contributed to the Nominated Company pursuant to the GPA by such Group Company in respect of any installment of UK corporation tax over the amount of tax finally apportioned to such Group Company in respect of that installment and (E) procure that the Group Companies are removed from the GPA from the Closing Date and that such removal be notified to the UK Taxing Authorities promptly after the Closing Date.

(c) Buyer Tax Covenant. The Buyer shall pay to the Sellers an amount equal to any Tax liability (together with any related interest and penalties) of the Sellers, their Affiliates, or any other person falling within section 767A(2) or 767AA(4) ICTA 1988, section 132(3) Finance Act 1988 or section 190(3) TCGA 1992, arising by virtue of the operation of section 767A(2) or 767AA(4) ICTA 1988, section 132(3) Finance Act 1988 or section 190(3) TCGA 1992 as a result of a Group Company, or any applicable member of the Buyer’s group of which the Group Companies form a part for Tax purposes, failing to pay any amount of Tax after the Closing Date to which it is liable to the extent that such Tax liability arises in circumstances where the Buyer would not have been entitled to make a claim against the Sellers under Article 10 (Indemnification) or under the representation and warranties in Section 3.11(Tax Matters) had such liability for Taxation been paid by the relevant Group Company or, if applicable, the relevant member of the Buyer’s group for Tax purposes. Any payment made by the Buyer under this clause shall be made five- (5)- Business Days before the last day on which the relevant payment of Tax is due to be made to the relevant Taxing Authority without incurring any liability to interest or penalties. The Buyer shall pay the Sellers an amount equal to all costs and expenses reasonably and properly incurred by the Sellers in connection with such Tax liability as described in this clause or any action taken hereunder. The covenant contained in this Section 5.8(c) shall not apply to Tax to the extent it has been recovered by the Sellers under any relevant statutory provision, and the Sellers shall procure that no such recovery is sought to the extent that payment has been made hereunder. For the avoidance of doubt, references to statutory provisions in this Section 5.8(c) include references to any statute, law, regulation or provision which amends, extends, consolidates or replaces the same.

5.9 German Tax Matters. Specific provisions regarding German tax aspects are provided in Schedule 5.9 hereto.

5.10 Confidentiality. Total shall not, directly or indirectly, disclose or use at any time (and shall cause its Affiliates and its representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by Total), except to the extent that such disclosure or use is required by Law or as otherwise provided hereunder. Total further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Total is required by Law to disclose any Confidential Information, Total shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, the Group Companies, or their suppliers, distributors, customers, independent contractors or other business relations, as well as information relating to the negotiation of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Total; (ii) is disclosed or furnished to Total by a third party who is not known by Total to have acquired the information under an obligation of confidentiality; (iii) is independently developed by Total without the use of or reference to Confidential Information after the Closing Date; or (iv) is required to be disclosed by Total under applicable law or by a governmental order, decree, regulation or rule of any recognized stock exchange on which the shares of Total or its Affiliates are actively traded.

5.11 Non-Competition.

(a) Total agrees that from the Closing until the third- (3rd)- anniversary of the Closing, it will not, and will cause its Subsidiaries not to, either engage in any Competing Business or acquire or hold any economic or financial interest in, act as a partner, member, shareholder, or otherwise operate or hold an interest in any Person that engages directly or indirectly in any Competing Business. “Competing Business” shall mean any business engaged in the development, production, processing, sale, marketing or distribution of the Products or otherwise competing in the Business in the countries where the Business is currently operated.

(b) It is understood and agreed that this Section 5.11 shall not be construed to prohibit: (A) any of Total and its Subsidiaries, from hereafter acquiring any interest in and continuing to own such interest and operate any Person which has operations that compete with the Business if such operations account for no more than fifty million (50,000,000) euros of such entity’s yearly consolidated revenues (as determined on the basis of its most recent audited accounts at the time of such acquisition); or (B) any of Total and its Subsidiaries, from hereafter acquiring any interest other than a controlling interest, and continuing to own such interest, in any Person which derives more than fifty million (50,000,000) euros of its yearly consolidated revenues from a Competing Business (as determined on the basis of its most recent audited accounts at the time of such acquisition); or (C) any of Total and its Subsidiaries (an “Acquiring Person”) from hereafter acquiring any controlling interest in any Person which derives more than fifty million (50,000,000) euros of its yearly consolidated revenues from a Competing Business (as determined on the basis of its most recent audited accounts at the time of such acquisition) as long as the Acquiring Person shall enter into a binding agreement to sell or divest such Competing Business within twelve- (12)- months following the closing of the acquisition of such control, in which case Total shall solicit or cause its Subsidiaries to solicit from the Buyer an offer for such Competing Business by priority over any other Person, it being provided that Total or its Subsidiaries shall not be bound to accept such offer or restricted in accepting any other offer; (iii) the provisions of this Section 5.11 shall not be construed to prohibit any of Total and its Subsidiaries from selling inventory or other assets currently owned by a Subsidiary or Affiliate, or such Person; and (iv) this Section 5.11 shall not be construed to prohibit the acquisition or ownership, for investment purposes only, by any employee savings, retirement, or similar benefit plan of any of Total and its Subsidiaries, of any ownership in any company engaged in a Competing Business, provided that the investment decisions in respect of such benefit plan shall be made by independent trustees or independent managers. For the purpose of this Section 5.11 a “controlling interest” shall mean an interest granting the control over a Person within the meaning of Article L.233-3 I and II of the French Commercial Code.

5.12 Non-Solicitation. During the period commencing on the Closing Date and ending on the second- (2nd)- anniversary of the Closing Date (the “Non-Solicitation Period”), Total and its Affiliates, directly or indirectly, either individually or acting in concert with another Person or Persons shall not (a) solicit for employment or retention or hire, any Person who is an employee of the Business or (b) hire any Person who is a Key Employee of the Business. Notwithstanding the foregoing, Total and its Affiliates shall be entitled during the Non-Solicitation Period (i) to hire, employ or retain any Person other than a Key Employees, so long as Total and its Affiliates did not directly or indirectly solicit such Person other than through general advertisements or if such Person contacts Total and its Affiliates on an unsolicited basis; and (ii) to hire, employ or retain any Key Employee if the employment contract of such Key Employee has been terminated by the Buyer or any of the Group Companies during the Non-Solicitation Period.

5.13 Obligations of Total. Total agrees to take any and all actions necessary (including prepayment of the terms of any indebtedness of Total, the Sellers or their Affiliates) to cause the Group Companies to be absolutely and unconditionally relieved on or prior to the Closing Date of all indemnification obligations, guarantees, or performance bonds, in respect of any outstanding obligations of Total, the Sellers or their Affiliates other than Group Companies, and Total shall indemnify the Buyer against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees) of any kind whatsoever with respect to such indemnification obligations, guarantees and performance bonds. Total agrees to continue to use its reasonable best efforts after the Closing Date to relieve the Buyer and the Group Companies of all such liabilities and obligations. Nothing in this Section 5.13 shall affect (i) the provisions contained in the Convention de sortie d’intégration fiscale concluded between and each of the French Tax Group Companies, and (ii) the payments that would be made in accordance with the provisions set forth under Sections 5.8 and 5.9 (as provided under Schedule 5.9).

5.14 Obligations of Buyer. The Buyer shall use its commercially reasonable efforts to procure that the commitments as set forth in Schedule 5.14 of the Disclosure Letter and any other guarantees, comfort letters and similar undertakings or commitments entered into, made or issued by Total or any of its Affiliates (other than the Group Companies) in favor or support of any of the Group Companies a copy of which would be delivered by Total or the Sellers no later than 30 days before the Closing Date (together, the “Sellers’ Commitments”) are, subject to the condition precedent that the Closing occurs, terminated on or by the Closing Date, and that Total, the Sellers and their respective Affiliates (other than the Group Companies) are, subject to the condition precedent that the Closing occurs, fully, irrevocably and unconditionally released from all present and future obligations, duties and liabilities thereunder. No later than on the 5th (fifth) Business Day prior to the Closing Date, the Buyer shall deliver to Total complete and accurate details of those unconditional, irrevocable and full releases from the Seller Commitments which the Buyer will have obtained until such date. To the extent necessary, and requested by the Buyer, Total and the Sellers shall render reasonable assistance to the Buyer in obtaining the release from the Seller Commitments; provided that nothing in this Agreement shall oblige Total, the Sellers or any of their respective Affiliates to make any payment to any Person, incur any liability or obligation or forego any benefit, in order to obtain a release from any Seller Commitment. If and to the extent that Total, the Sellers and their respective Affiliates are not fully, irrevocably and unconditionally released from all Seller Commitments or all present and future obligations, duties and liabilities thereunder on the Closing Date, the Buyer shall, in the name of Total, the Sellers and their respective Affiliates but at the Buyer’s own expense and account, duly perform any and all duties and obligations under all such Seller Commitments and receive all benefits thereunder, and on a Euro-by-Euro basis (respectively on a one-to-one basis in the respective foreign currency) indemnify Total, the Sellers and their respective Affiliates for, and hold each of them harmless from, any and all costs, damages, claims and liabilities arising out of or in connection with any such Seller Commitment as from the Closing Date. To the Knowledge of the Sellers, Schedule 5.14 to the Disclosure Letter contains a complete list of commitments existing as of the date hereof.

5.15 Absence of Corporate Relationships; Corporate Names.

(a) The Buyer agrees to ensure that, following the Closing, except as permitted pursuant to Section 5.15(b), none of the Group Companies shall hold itself out as continuing to be owned by the Sellers or their Affiliates.

(b) As soon as reasonably practicable after the Closing Date, but in any event no later than forty-five- (45)- days from the Closing Date, and in connection with Hutchinson Trading only, no later than one year from the Closing Date, the Buyer shall cause the Group Companies to remove or cover the name “Total”, “Hutchinson” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such name from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Group Companies. Thereafter, the Buyer shall neither use nor permit any of the Group Companies to use such names or any trademark, trade name, brandmark, brand name, trade dress or logo relating or confusingly similar to such names in connection with the businesses of the Group Companies or otherwise.

5.16 Intercompany Indebtedness.

(a) The Buyer shall ensure the repayment by any of the Group Companies, of any Group Companies’ Intercompany Indebtedness to any of Total, the Sellers and their Affiliates, immediately following the Closing on the Closing Date; and Total and the Sellers shall repay and shall ensure the repayment by their Affiliates of any Sellers’ Intercompany Indebtedness to any of the Group Companies, immediately following the Closing on the Closing Date. Any Group Companies’ Intercompany Indebtedness shall be offset against any Sellers’ Intercompany Indebtedness to the extent legally permissible, and provided that, any Group Companies’ Intercompany Indebtedness and any Sellers’ Intercompany Indebtedness shall be paid in the currency in which it is payable. To the extent that as of the Closing Date certain dividends or other distributions have been declared by the Group Companies but have not been paid to the Sellers and, as a result of relevant local restrictions or circumstances, cannot be paid immediately following the Closing Date, the Buyer shall use its best efforts to cause the Group Companies to pay such dividends or other distributions to the Sellers as soon as practically possible.

(b) Each of the Sellers shall pay and cause its respective Affiliates to pay, in the ordinary course of business after the Closing, any Intercompany Trading Indebtedness owing, as of the Closing Date, from such Seller and its Affiliates to any of the Group Companies, and the Buyer agrees to ensure the payment by any of the Group Companies, in the ordinary course of business after the Closing, of any Intercompany Trading Indebtedness owing, as of the Closing Date, from any such Group Companies to any of the Sellers and their respective Affiliates.

(c) All items relating to the determination of Financial Debt and Cash for the purpose of the Post Closing Statement shall be taken into consideration before the entries relating to the intragroup settlements provided under this Section 5.16 are reflected in the accounts of the Group Companies.

5.17 Certain Intellectual Property Undertakings.

(a) The Parties will take or cause to be taken, all actions and do, or cause to be done, all things necessary and proper to ensure that the transfer of ownership and the recordation of the transfer of ownership to the Group Companies of the Intellectual Property identified under Schedule 5.17 to the Disclosure Letter is satisfied as soon as practicably possible, including making all reasonable recordations and filings and taking all steps as may be reasonably required to obtain such recordation. The Sellers shall fully indemnify the Group Companies for all reasonable expenses and fees due as a result of such recordation after the Closing Date.

(b) If, within 12 months of the Closing Date, the Buyer notifies the Sellers in writing of any Intellectual Property registered or filed in the name of the Sellers or one of their Affiliates that was used exclusively in connection with the conduct of the Business by one of the Group Companies as of the Closing Date, the Sellers and the Buyer shall cooperate in good faith to cause ownership of such Intellectual Property to be transferred to one of the Group Companies and do all things necessary to cause the recordation of such transfer of ownership as soon as practicably possible thereafter. All of the reasonable expenses and fees due as a result of such recordation will be borne by the Sellers.

5.18 Insurance.

(a) Effective as of 23:59 CET on the Closing Date, the Group Companies will cease to be insured by the insurance policies, binders of insurance, programs of self-insurance or similar arrangement maintained by Total and its Affiliates (the “Seller Insurance”). With respect to the Seller Insurance coverage written on an “occurrence basis,” no Seller Insurance shall be available for occurrences which take place on or after 23:59 CET on the Closing Date. With respect to the Seller Insurance coverage written on a “claims made basis,” no Seller Insurance shall be available for claims made after 23:59 CET on the Closing Date. If and to the extent that, on or after the Closing Date, any Seller or any of its Affiliates receives any payment in respect of any insurance receivables accrued on or before the Closing Date by any Group Company or any claim pending as of the Closing Date, such Seller shall, and shall cause such Affiliate to, hold such payment for the benefit of the Group Companies and remit such payment to the relevant Group Company or its designee as promptly as practicable.

(b) The Buyer undertakes to procure that insurance policies covering the Group Companies be obtained and maintained as from the Closing Date for a minimum period of eighteen- (18) months following the Closing Date. To that effect, the Buyer hereby agrees to procure that:

(i) the scope of such insurance policies shall include without limitation cover for general liability matters, employers’ liability matters, product liability matters, and director and officer liability insurance covering any current director or officer of any of the Group Companies with respect to claims arising out of facts or events that occurred after the Closing Date;

(ii) cover shall be maintained where it is required by any applicable Laws for at least the minimum amounts required by such applicable Laws;

(iii) cover shall be maintained where required by any contractual arrangements to which any of the Group Companies is a party for at least the minimum amounts required by such contractual arrangements;

(iv) such insurance policies will include coverage for occurrences which take place on or after 23:59 CET on the Closing Date.

(c) The Sellers shall cause the Group Companies to take out a tail insurance policy chosen by the Buyer, effective as of 11:59 p.m. on the Closing Date, to the extent the Buyer has, no later than 15 days prior to the Closing Date, notified the Sellers the details of such insurance policy. The cost for such insurance coverage shall be paid or accrued by the Group Companies prior to the date of the Post Closing Statement and shall in no event exceed (100,000) Euros.

(d) In addition, from and after the date hereof, the Sellers undertake to, and to cause the Group Companies to: (A) cooperate in good faith and with the Buyer regarding the terms and conditions of the tail insurance policy to be taken out pursuant to paragraph (c) above, including, without limitation, (i) the limits of the coverage (both per claim and in the aggregate), (ii) the anticipated deductible and excess, (iii) the time period for the coverage, (iv) the named insured and (v) the types of risks covered and (B) provide such information as the Buyer may reasonably request, relating to the Group Companies’ insurance history, including without limitation, (i) loss history, (ii) description of products manufactured and their expected uses, (iii) copies of marketing materials and brochures and catalogues relating to those products, (iv) product sales by country and (v) details of any product recalls.

5.19 Disclosure Update. Prior to the Closing, Total and the Sellers shall promptly advise the Buyer to the extent that Total or the Sellers becomes aware of any matter negatively affecting or reasonably likely to negatively affect the combined result of operations of the Group Companies in an amount in excess of one million (1,000,000) euros which, if existing, occurring or known as of the date of this Agreement, would have been required to be set forth in the Disclosure Letter (the “Disclosure Updates”). No giving of notice of a Disclosure Updates shall be deemed to prevent or cure any misrepresentation, breach of representation or warranty, or breach of covenant by Total or the Sellers, nor shall it affect any right or remedy of the Buyer existing or arising by reason of the inaccuracy of any representation or warranty or breach of any covenant.

5.20 Bank Accounts and Powers of Attorneys. No later than thirty (30) days prior to the Closing Date, the Sellers shall provide the Buyer with a complete and accurate list of the bank accounts opened in the names of each Group Company and a list of all powers of attorney granted by each Group Company entitling their beneficiary to enter into Material Contracts with a description of the powers thus granted, their term and the positions occupied by the persons to whom they have been granted.

5.21 Key Employees. To the extent they are aware on any such circumstances arising from the date hereof to the Closing Date, the Sellers shall promptly inform the Buyer if any Key Employees terminates, or informs the Group Companies, of any plans to terminate, its engagement or employment with the Group Companies.

5.22 Notifications. Prior to Closing, Total and the Sellers shall promptly advise the Buyer in writing of the commencement against the Group Companies of any Litigation known to Total or the Sellers which challenges or may affect the validity of this Agreement or the other documents to be executed pursuant hereto, or any action taken or to be taken by Total or the Sellers in connection with this Agreement or the other documents to be executed pursuant hereto, or the ability of Total or the Sellers to consummate the transaction hereunder.

5.23 Financial Information.

(a) Prior to Closing, Total shall deliver to the Buyer, the financial information which the Buyer is required to file under applicable U.S. securities laws, rules and regulations (the “Reconciled Financials”). The Reconciled Financials shall consist of (i) the combined balance sheet, (ii) the combined income statement, and (iii) the combined cash flow statement of the Group Companies, in each case, with related footnotes as required under French GAAP. The Buyer shall notify Total, with sufficient prior notice to enable Total to prepare the Reconciled Financials, of the relevant annual period(s) and, as applicable, the 2010 interim period which are required. The Reconciled Financials shall also include the reconciliation to U.S. GAAP disclosure required to comply with item 17 of Form 20-F and (x) in the case of annual financial statements, shall be audited in accordance with United States generally accepted auditing standards; and (y) in the case of interim financial statements, shall be reviewed by the auditors in accordance with SAS 100.

(b) In the event that the SEC does not accept the Reconciled Financials or requires revision to the Reconciled Financials included on the Buyer’s Form 8-K filing, Total will take all commercially reasonable actions necessary to remedy the Reconciled Financials to comply with the SEC’s requirements provided that Buyer shall pay all reasonable fees and expenses incurred by Total and the Sellers in connection thereto.

5.24 IT Systems. The Sellers shall procure that the SAP system used by the Group Companies shall provide at least the same level of support, information and security as of Closing Date as the system currently used by the Group Companies.

5.25 Lockbox. In the event the Closing Date takes place after the Date of the Post Closing Statement, the Sellers and Total shall ensure that during the period from the Date of the Post Closing Statement to and including the Closing Date, no Group Company (i) pays or agrees to pay to Total, the Sellers or their respective Affiliates (other than any other Group Company), any amount incurred outside the ordinary course of trade (other than any payment to be made pursuant to this Agreement) and including in particular any payment made in connection with distributions of dividends or reserves, repurchase of shares, reduction in the share capital and any consideration for any purchase of assets, (ii) waives any right in respect of or assumes any liability or obligation of Total, the Sellers and their Affiliates (other than a Group Company) or (iii) more generally enters into any transaction outside the ordinary course of trade and other than made pursuant to this Agreement with Total, the Sellers or their respective Affiliates (other than any other Group Company) that would have affected the aggregate consideration for the Shares, as calculated under Section 2.2, had such action been taken prior to the Date of the Post Closing Statement.

5.26 Reasonable Best Efforts. The Sellers agree to use their reasonable best efforts to take, and to cause their officers, employees and representatives, to take the necessary actions to implement, prior to the Closing Date, the steps described in Exhibit E.

5.27 Cash Deposit Refund. The Buyer shall cause Mucambo S.A to pay to Total any sums paid to it by the Brazilian Taxing Authorities as a refund and payment of interest relating to the cash deposit in the amount of 1,972,000 BRL made by Mucambo S.A in connection with PIS and CFINS taxes.

5.28 Certain Consents.

(a) Total and the Sellers shall cause the Group Companies to use their best reasonable efforts to obtain before the Closing the consent of the licensor under each of the agreements shown on Exhibit F (the “Licenses Agreements”, and, individually, a “License Agreement”). Jarden will cooperate in good faith with Total, the Sellers and the Group Companies in seeking these consents.

(b) In the event that the licensor’s consent has not been obtained in connection with any given License Agreement on the Closing Date, but such License Agreement is not suspended or terminated as a result of the completion of the transactions contemplated under this Agreement, Total and the Sellers will be entitled to continue to seek such consent after the Closing Date until the termination or suspension of such License Agreement.

5.29 Further Actions. Each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement.

ARTICLE 6

EMPLOYEE AND EMPLOYEE BENEFIT PLAN MATTERS

6.1 Labor Matters. The Buyer acknowledges and represents that it has no present intent to engage in or permit a material workforce reduction, mass layoff or plant closing with respect to any of the Group Companies (including, in respect of U.S. Transferred Employees, as such terms are defined in the WARN Act). The Buyer agrees that after the Closing, the Group Companies shall be responsible for any notification or payment required under any applicable Law or Governmental Order or any collective bargaining agreement with respect to the Group Companies or the employees of such Group Companies. Other than as disclosed on Schedule 6.1 to the Disclosure Letter, Total covenants that between the date hereof and the Closing Date, none of the Group Companies will effect or permit a restructuring of any of the Group Companies, including without limitation the carrying out of any collective redundancy program or safeguard of employment plan (“plan de sauvegarde de l’emploi”).

6.2 No Third-Party Beneficiaries. Nothing expressed or implied in this Article 6 shall confer upon any of the employees of the Sellers, the Buyer, the Companies, the Subsidiaries or any of their Affiliates, as third party beneficiaries or otherwise, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

6.3 Continuation of Benefits. For a period through March 31, 2011 (or for employees located in France through March 31, 2012), the Buyer will, or will cause the Group Companies to, provide to each current or former employee of the Group Companies, salary or wages, opportunities for commissions, bonuses, incentive compensation (excluding actual equity securities of Total or its Affiliates) and employee benefits (as described in Schedule 3.12(a) to the Disclosure Letter), at similar economic values, in the aggregate, to that which was provided to such employees prior to Closing; provided, however that the U.S. and U.K employee benefits listed in Schedule 6.3 shall be provided by the relevant Group Companies, through arrangements described in Schedule 6.3 that provide not less than economically similar value than the relevant benefits provided by the Group Companies to the relevant Transferred Employees prior to Closing.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Total and the Sellers. The obligation of the Sellers to effect the Closing under this Agreement and the obligations of Total and the Sellers to perform their other obligations hereunder to be performed at or prior to the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (it being provided that the condition precedent set forth in subsection (c) below may be waived by the Sellers and Total):

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall be in full force and effect.

(b) No Injunctions. At the Closing there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

(c) Closing Deliveries and Actions. Total and the Sellers shall have received, or waived delivery of, the items to be delivered pursuant to Section 8.2(b) and all actions to be performed by the Buyer under Sections 8.2(c) and (d) shall have been performed.

7.2 Condition to the Obligations of the Buyer. The obligation of the Buyer to effect the Closing under this Agreement and to perform its other obligations hereunder to be performed at or prior to the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (it being provided that the condition precedent set forth in subsection (c) below by the Buyer):

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall be in full force and effect.

(b) No Injunctions. At the Closing there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

(c) Closing Deliveries and Actions. The Buyer shall have received, or waived delivery of, the items to be delivered pursuant to Section 8.2(a) (other than Section 8.2(a)(xiv)) and all actions to be performed by the Total and the Sellers under Sections 8.2(c) and (d) shall have been performed.

ARTICLE 8

CLOSING

8.1 Closing. Unless this Agreement shall have been terminated pursuant to Article 9, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, Brussels at 10:00 am CET on the date falling on the calendar month end (or, if it is not a Business Day, the previous Business Day with the Post-Closing Statement being prepared as at the calendar month end date) following the satisfaction of the conditions set forth in Article 7, (provided that, if the date of such satisfaction is less than five- (5)- Business Days prior to the date falling on the calendar month end, the Closing shall take place on the fifth- (5th)- Business Day following such satisfaction with the Post-Closing Statement being prepared as at the end date of the calendar month during which such conditions were satisfied), (the “Closing Date”), or at such other place and time as may be agreed upon by Total and the Buyer.

8.2 Deliveries.

(a) At or prior to the Closing, the Sellers shall deliver to the Buyer the following:

(i) a duly signed and completed transfer form (“ordre de mouvement”) in favor of the Buyer in respect of the Shares held by each Seller and any other duly signed and completed document which is required under applicable Laws to convey good and valid title to such Shares, including a transfer agreement in customary form entered into by Deutsche Hutchinson GmbH with respect to the transfer of the shares of MAPA GmbH to Buyer, or its designee, duly notarized by a German notary public;

(ii) written resignations effective as of the Closing Date of the directors and officers of the Group Companies controlled by each Seller as listed in Schedule 8.2(a)(ii) to the Disclosure Letter;

(iii) the Reconciled Financials;

(iv) the audited combined balance sheet of the Group Companies as of December 31, 2009 (the “2009 Audited Accounts”).

(v) a non-foreign affidavit, dated as of the Closing Date, executed by a duly authorized representative of Mapa Spontex Inc. in the form specified in Section 1.1445-2(b)(2) of the IRC;

(vi) a certificate substantially in the form set forth in Exhibit G confirming that all intercompany agreements are no longer in force and effect as of the Closing Date and all intercompany accounts have been paid and settled in full;

(vii) a duly executed copy of the transition services agreement (the “Transition Services Agreement”) in substantially the form set forth in Exhibit D;

(viii) tax consolidation exit agreements effective as of the Closing Date between Total and each of the French Group companies in substantially the form in Schedule 5.6(c);

(ix) a termination agreement effective as of the Closing Date between Total and each of the German Group Companies relating the German profit and loss pooling agreement;

(x) a form of letter to the UK Taxing Authority notifying the UK Taxing Authority that each relevant Group Company has ceased to be a member of the Sellers’ GPA as from the Closing Date;

(xi) a copy of the resolutions of Financière Elysées Balzac SA and Baby Care Holding SAS authorizing the transfer of the shares of these Companies to the Buyer;

(xii) all other previously undelivered documents required by this Agreement to be delivered by Total to the Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby;

(xiii) any other document or instrument reasonably requested by Buyer in order to give effect to the transfer of ownership interests in the Shares and the other transactions contemplated by this Agreement.

(b) At or prior to the Closing, the Buyer shall deliver to each of the respective Sellers the following:

(i) each such Sellers’ respective portion of the Estimated Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Total in writing 5 Business Days in advance of the Closing; and

(ii) all other previously undelivered documents required by this Agreement to be delivered by the Buyer to Total at or prior to the Closing Date in connection with the transactions contemplated hereby.

(c) At the Closing, the Buyer shall make available or cause third parties lenders to make available to the Group Companies the funds necessary to allow the Group Companies to pay to Total, the Sellers and their respective Affiliates (other than the Group Companies) all amounts due by the Group Companies under the Intercompany Financial Indebtedness and the Parties shall cause the Group Companies to pay such amounts immediately.

(d) At the Closing, the Buyer and Total shall execute a joinder agreement with Nestlé S.A. a company organized under the laws of Switzerland assigning the entirety of the rights and obligations of Total under the purchase agreement dated as of 2 October 2008 between Total and Nestlé S.A. substantially in the form attached under Schedule 8.2(c) to the Disclosure Letter.

(e) All matters at the Closing will be considered to take place simultaneously, and no delivery of any documents required to be completed at or in connection with the Closing will be deemed completed until all transactions and deliveries of documents and funds required by this Agreement to be completed at or in connection with the Closing are completed.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Total, the Sellers and the Buyer;

(b) by Total and the Sellers, if the condition provided for in Section 7.1 (a) has not been met by June 30, 2010, or if such condition has been met prior to such date but any of the other conditions precedent set forth in Section 7.1 have not been met or waived prior to such date (in each case, for reasons other than the failure of Total or the Sellers to comply with their obligations under this Agreement);

(c) by the Buyer, if the condition provided for in Section 7.2 (a) has not been met by June 30, 2010, or if such condition has been met prior to such date but any of the other conditions precedent set forth in Section 7.2 is then not met or, where applicable, waived and cannot be met or, where applicable, is not waived prior to such date (in each case, for reasons other than the failure of the Buyer to comply with its obligations under this Agreement).

9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to all other Parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:

(a) The Buyer will destroy (and deliver to Total a certificate signed by an executive officer of Buyer affirming such destruction) all documents, work papers and other material of Total, the Sellers and the Group Companies relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

(b) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

(c) No Party to this Agreement will have any liability under this Agreement to any other except: (i) that nothing herein shall relieve any Party from any liability for any breach of any of the covenants and agreements set forth in this Agreement; (ii) as contemplated by paragraph (b) above; (iii) as contemplated by Section 11.2 (Fees and Expenses); and (iv) as contemplated by Section 11.11 (Publicity).

ARTICLE 10

INDEMNIFICATION

10.1 Principle.

10.1.1 Subject to the provisions of this Agreement, from and after the Closing, Total and the Sellers, acting jointly and severally, shall indemnify the Buyer:

(a) for any actual Loss suffered by or at the level of the Group Companies arising out of any facts or circumstances constituting a breach of any of the Sellers’ representations and warranties (other than those set out in Section 3.1 (Organization), Section 3.2 (Authorization, Enforceability), Section 3.3 (Corporate Records), Section 3.4 (Equity Interests of the Companies) and Section 3.6 (Financial Statements) and other than Losses suffered by any of the Group Companies relating to the Gerber Business based on events, occurrences or circumstances having originated on or prior to January 1, 2009).

(b) (x) for any actual Loss suffered by the Buyer as a result of a breach of any of the Sellers’ representations and warranties set out in Section 3.1 (Organization), Section 3.2 (Authorization, Enforceability), Section 3.3 (Corporate Records), Section 3.4 (Equity Interests of the Companies) and Section 3.6 (Financial Statements) and, (y) for any actual Loss suffered directly by the Buyer or any of its Affiliates (other than the Group Companies) as a result of a breach of any of the Sellers’ representations and warranties set out in Section 3.7 (No Approvals or Conflicts), Section 3.8 (Compliance with Law; Governmental Authorizations), Section 3.11 (Tax Matters), Section 3.12 (Employee Benefits) and Section 3.20 (International Trade Laws). Other than as set forth in Section 10.1.1, the Sellers will not be liable for any Loss incurred by the Buyer as a result of a breach of any of the other representations and warranties of the Sellers.

The division between Losses sustained by the Group Companies and the Buyer as shown in subsections (a) and (b) above is solely designed to reflect the intention of the Parties that the Buyer should not be entitled to claim that an indemnification due in connection with a Loss incurred by or at the level of the Group Companies and resulting from facts or circumstances resulting in a representation of the Sellers being inaccurate should be determined in relation to or measured by the impact such Loss would allegedly have on the enterprise value of the Group Companies and, as a result, on the Purchase Price, had such facts or circumstances be known to the Purchaser prior to entering into this Agreement.

Without prejudice to the provisions of Section 10.6(g), any amount due to the Buyer under this Article 10 shall have the nature of a reduction of the Purchase Price.

10.1.2 Except as provided in Section 10.5 and solely in the case of Claims made pursuant to Sections 10.1.1(a) or 10.1.1(b), the Sellers shall not be liable hereunder to the extent a Claim is based on a matter:

(a) specifically reserved (up to the amount of such reserve) in the Unaudited Proforma Accounts and specifically described in Schedule 10.1.2(a) to the Disclosure Letter, which Total shall cause to be delivered to Buyer no later than 30 days prior to the Closing Date; or

(b) for which a cash deposit has been made by the Group Companies (up to the amount of such cash deposit) as specifically mentioned in Schedule 10.1.2(b) to the Disclosure Letter;

(c) other than with respect to Taxes (as to which all disclosures other than that referred to under Section 3.11(ix) shall be disregarded), which is fairly disclosed in this Agreement, including, for the avoidance of doubt, in any of its Exhibits (other than Exhibit E) or in the Disclosure Letter or which has been disclosed in the Environmental Reports; it being specified for the avoidance of doubt that any disclosure made against a given representation of the Sellers is deemed to be made against all the other representations of the Sellers to the extent that if made in connection with a given representation without any express cross reference to another representation, such disclosure is made in such an unambiguous manner that it can be reasonably understood that said disclosure is also applicable to such other representation.

10.2 Claims. In order to be valid, any claims made by the Buyer under the terms of this Article 10 (a “Claim”) shall be made in writing as follows:

(a) each Claim shall state, with reasonable detail, the specific grounds therefor and the amount claimed, if it can be determined;

(b) each Claim shall include all available reasonable evidence necessary to demonstrate the soundness thereof; and

(c) each Claim shall be delivered by the Buyer to Total (acting under this Section 10.2 through 10.5 as agent for the Sellers) no later than thirty- (30)- days after the Buyer becomes aware of the circumstances giving rise to such Claim, subject to the provisions of Section 10.4 below; provided, however, that the failure of the Buyer to notify any Claim to Total within such period shall only relieve Total and the Sellers of their indemnity obligations hereunder if they are actually prejudiced by such failure and then only to the extent of the prejudice so caused.

10.3 Deadlines for Claims. Any Claims may give rise to indemnification only if notified by the Buyer to Total prior to the expiration of an eighteen- (18)- months period following the Closing Date, except for (x) Claims pursuant to Section 10.1.1 arising as a result of a breach of any of the Sellers’ representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization, Enforceability), Section 3.4 (Equity Interests of the Companies), Section 3.5 (Equity Interests of the Companies’ Subsidiaries), Section 3.11 (Tax Matters) or Section 3.15 (Environmental Matters) and (y) Claims pursuant to Section 10.5 (Environmental Losses) or Section 10.13(f)(Pre-Closing Taxes), each of which Claims (in foregoing clauses (x) and (y)) must be notified by the Buyer to Total prior to the expiration of a five- (5)- year period following the Closing Date.

10.4 Third-Party Claims. If, following the Closing Date, the Buyer or any Group Company becomes aware of any third party claim or potential claim against itself (a “Third Party Claim”) which might lead to a Claim being made, including any audit, court proceeding or other dispute that affects the Group Companies and for which Total or the Sellers may be required to indemnify the Buyer pursuant to this Section 10:

(a) the Buyer shall not (and shall ensure that the Group Companies shall not) make any admission of liability, settlement or compromise and shall notify Total of the Third Party Claim within twenty- (20)- Business Days of the Buyer or the Group Company becoming aware of such Third Party Claim (or when an action is required from the Buyer or a Group Company before a certain date subject to the Buyer or such Group Company’s forfeiting its rights, no later than five- (5)- Business Days prior to such date) (the “Buyer Notice”); provided that the failure of the Buyer to notify Total of any Third Party Claim within such period shall only relieve Total and the Sellers of their indemnity obligations hereunder if they are prejudiced by such failure and then only to the extent of the prejudice so caused. The Buyer Notice shall constitute a Claim and shall include all of the information set out at Section 10.2 above;

(b) within twenty- (20)- Business Days of the Buyer Notice having been served by the Buyer, Total shall inform the Buyer whether it wishes to conduct the defense of such Third Party Claim on its own and at its own expense (which right to conduct said defense shall include the right to control and conduct any discussions or negotiations with any party in anticipation or pursuant to a claim being formally made against the Buyer or a Group Company); provided that Total shall not be entitled to conduct the defense of such Third Party Claim if it does not acknowledge, in writing, its obligation to fully indemnify such Third Party Claim.

(c) if Total notifies the Buyer of its intention to conduct the defense of the Third Party Claim, Total shall retain counsel at its own expense to defend the interests of the Buyer or the Group Company involved. At Total’s request and expense, the Buyer shall present or shall cause the applicable Group Company to present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with Total and the counsel appointed by Total. The Buyer shall provide, and shall cause the applicable Group Company to provide, at Total’s expense, Total with all information or documents in relation to said Third-Party Claim which Total may reasonably request. The Buyer and the Group Companies shall be entitled to retain counsel, at their own expense, to assist in the defense of any Third Party claims that Total elects to defend pursuant to Section 10.4. Total shall consult with the Buyer or the applicable Group Company about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Buyer or such Group Company. Total shall be entitled to enter into any settlement of any Third Party claims that Total elects to defend pursuant to Section 10.4 to the extent (i) each claimant in such Third Party Claim has given to the Buyer or any Group Company involved an unconditional release from all liability with respect to such Third Party Claim, and (ii) such settlement shall not include any undertakings creating obligations for the Group Companies continuing after the date of such settlement (other than permanent releases and waivers of claims relating to the subject matter of the settlement).

(d) if Total notifies the Buyer of its intention not to conduct the defense of the Third Party Claim, or if it fails to reply to the Buyer Notice within the time limit set out in paragraph (b) above, the Buyer or the Group Company involved shall conduct the defense of such Third Party Claim on its own. In such a case, the Buyer or the Group Company involved shall be free to take any action, which it may deem necessary in order to defend the interests of the Buyer or the Group Company involved. If Total provides written acknowledgement to the Buyer and/or the Group Companies of its obligations to fully indemnify the Buyer or the Group Companies, as applicable, for any Losses related to a particular Third Party Claim, then, the Buyer shall not enter into any settlement or withdraw from proceedings without having obtained the prior written consent of Total. In addition, the Buyer shall consult and cause the Group Company involved to consult Total about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Buyer or such Group Company. Should Total be liable for the underlying Loss, Total and the Sellers shall indemnify the Buyer or any of the Group Companies for the costs of the defense of any such Third Party Claim and shall pay such costs as they are incurred.

10.5 Environmental Losses.

10.5.1 Subject to the provisions of Section 10.13(c) relating to the Retained Liabilities, the Sellers shall indemnify the Buyer for any Losses sustained by the Group Companies as a result of any Environmental Claim arising from the health, safety and environmental issues relating to the sites operated at any time by the Group Companies (including the presence of Hazardous Materials); provided that with respect to any site operated by the Group Companies as of the Closing Date and which is the subject of an Environmental Report, the Sellers shall be liable only for such issues that are identified and disclosed in the Environmental Reports; and provided further that the Sellers shall be liable for (i) the expenses required to remediate the site in Reedsburg, Wisconsin to the extent such expenses exceed $155,000 plus any amounts specifically relating to such site as stated in Schedule 10.5.4 to the Disclosure Letter, and (ii) the expenses to remediate any other site to the extent such expenses exceed the forecast capital expenditure projections listed on Schedule 10.5.4 to the Disclosure Letter. Any indemnification due under this Section 10.5.1 shall be subject to and, shall apply towards, the cap limitation set forth in Section 10.7(d) but shall not be subject to the deductible and de minimis limitations respectively set forth under Sections 10.7(c) and (d), respectively.

10.5.2 Except where disclosure or action is required under applicable Laws relating to Environmental Matters (including Laws relating to Environmental Matters that are not in force as of the Closing Date or changes to Environmental Laws; it being provided however that the scope of the Sellers’ liability shall not be increased as a result of any such Laws or changes), the Sellers shall not be liable to indemnify the Buyer in respect of any Loss to be otherwise indemnified under Section 10.5.1 above or as a result of a breach of the representations made under Section 3.15 (Environmental Matters) to the extent that such Loss results from an Environmental Claim made as a result of (i) a voluntary disclosure (whether written or oral) made by the Buyer, any Group Company or their respective agents or employees to any third party or to any enforcing authority or (ii) change of activities conducted at the site, or (iii) a change of use or (iv) partial or total site closure other than relating to the Group Companies’ sites located at Saltillo, Coahuila in Mexico and Ilhéus, Bahia in Brazil, undertaken by the Buyer, any Group Company or their respective agents or employees which results in the subject matter of said claim without the express written approval of Total

10.5.3 The right of Total to conduct the defense of any Environmental Claim shall include the right for Total to effect any remediation agreed to be required and to appoint a contractor to carry out the relevant works, together with the right to appoint its own environmental consultants, lawyers or external advisors. The Buyer shall provide Total and its agents, contractors, consultants, and employees all reasonable access upon reasonable notice to the Properties to enable Total and its agents, contractors, consultants and employees the opportunity to effect any required remediation. Total shall and shall cause its agents, contractors, and consultants to take on appropriate insurance coverage and to use their reasonable efforts to limit the disturbance caused by the remediation works. The reasonable costs incurred by Total in effecting any remediation in accordance with this Section 10.5.3 (including the reasonable costs of its lawyers, consultants and contractors) shall count towards the limit set forth in Section 10.7(d). In the event that different sets of measure may be implemented with a view to satisfying the environmental authorities’ requests and provided that the different solutions contemplated are, in Total’s reasonable view, similar in terms of technical efficiency and practicality, the Buyer shall cause the Group Companies involved to choose the less expensive solution. The indemnified Losses shall exclude any amount corresponding to the betterment, if any, of the properties.

10.5.4 No Loss to be otherwise indemnified under Section 10.5.1 above or as a result of a breach of the representations made under Section 3.15 (Environmental Matters) shall be indemnified by the Sellers to the extent it relates to (i) with respect to those sites not covered by the Environmental Reports, maintenance costs, (ii) with respect to those sites covered by the Environmental Reports, any budgeted capital expenditure as listed on Schedule 10.5.4 of the Disclosure Letter, or (iii) costs incurred with a view to allow a non-industrial use of a site.

10.5.5 The Buyer shall pay to the Sellers any proceeds (determined as the difference between the sale price less the accounting book value at Closing Date) derived from the sale of real property of the Group Companies, for which the Buyer has been indemnified in respect of any Environmental Claim; provided that such sale occurs within three- (3)- years from the completion of the remediation work for which the indemnity was paid.

10.5.6 The Sellers and Total shall have no liability relating to the sites operated by the Group Companies on the Closing Date arising after the Closing Date from their pre Closing environmental condition other than those Losses indemnified under Section 10.5.1 above or as a result of a breach of the representations made under Section 3.15 (Environmental Matters).

10.6 Effective Nature of the Loss.

(a) a Loss shall be eligible for indemnification by the Sellers to the extent and only to the extent such Loss has effectively been sustained by the Buyer or the Group Companies;

(b) any deficiency assessed by the Tax Authorities whose effect is solely to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the Sellers only insofar as, and to the extent of the effective cost incurred when (i) a Group Company is required to pay a penalty or interest charge in relation thereto, (ii) a Group Company is subject to increased Tax thereon as a result of an increase in applicable or effective Tax rates or (iii) such Tax liability is shifted from a Tax period prior to Closing to a Tax period post-Closing; it being understood that, if the Group Company can obtain a refund of such Tax liability for the period prior to Closing, such refund will be deducted from the indemnification;

(c) the indemnification in respect of any deficiency assessed by the Tax authorities whose sole effect is, per Governmental Authorities mutual agreement or procedure or arbitration, to shift a Tax liability from one Group Company to another Group Company, or from one jurisdiction in which a Group Company is subject to Tax to another jurisdiction, shall be reduced by the amount of Tax that the first Group Company has recovered; it being agreed and understood that the Buyer shall use its best efforts to recover such Tax;

(d) any deficiency assessed by the Tax Authorities that will result in the cancellation of carry-forward or carry-back tax losses of any Group Company shall not give rise to indemnification by the Sellers, except to the extent of any pre-Closing Taxes paid or payable as a result of such cancellation;

(e) any deficiency assessed with regard to a Tax, such as a value-added tax, which is recoverable shall give rise to indemnification by the Sellers only insofar as(i) a Group Company is required to pay a penalty or interest charge in relation thereto or (ii) any such recovery is payable to the Sellers pursuant to Section 5.6(f);

(f) any indemnification due by the Sellers shall be calculated by taking into account the effect of:

•	any related Tax savings actually received and benefiting to the Group

Companies in the taxable year of the Loss or in the five subsequent Tax years, provided that for purposes of determining any such Tax savings any Tax deduction as a result of the Loss shall be taken into account as the last item of deduction for the taxable year; if the Tax saving is not received in the taxable year of the Loss, the Sellers shall pay the indemnification without taking into consideration a potential Tax saving and the Buyer will pay to the Sellers the amount of the Tax saving if and when it is received; and

•

any related Tax costs actually incurred by the Buyer or any of the Group Companies in the taxable year of the Loss or in the five subsequent Tax years, provided that the Buyer and/or the Buyer’s Affiliates that would acquire the Group Companies will treat, to the extent permitted under applicable Law and accounting principles, the indemnification received as a Purchase Price reduction for Tax and accounting purposes and will defend this position, at Total’s sole cost, in case of challenge by a Taxing Authority including before the Tax courts. The Buyer shall promptly (i) notify Total in writing of any such challenge and (ii) furnish Total with copies of all relevant correspondence received from any Taxing Authority in connection with any such challenge. The Buyer shall take the actions and provide to Total such information as Total may reasonably request upon reasonable advance notice. Total shall consult in good faith with the Buyer with respect to the conduct of, and before entering into any settlement of, any such challenge. For the avoidance of doubt, the Buyer shall not be entitled to receive indemnification from the Sellers in respect of all or any portion of any Loss more than once;

(g) for purposes of calculation of the indemnification due by the Sellers, any amounts actually received by the Buyer or the Group Companies under insurance policies or any other amount compensating the Loss for which the Claim is made shall be deducted. If the Sellers pay an indemnity in respect of a Loss and the Buyer or any of the Group Companies subsequently recovers (even after expiration of the relevant time limit set forth in Section 10.3) all or part of the amount of such indemnity from a third party (including insurance companies or tax authorities), the Buyer, promptly upon recovery thereof, shall pay, or cause the Group Company to pay, to the Sellers the amount thereby recovered;

(h) any indemnification due by the Sellers shall be based on the amount of the Loss suffered by the Group Companies or the Buyer;

(i) any indemnification due by Total or the Sellers shall in all cases be limited to the amount of the Loss, notwithstanding the fact that the event giving rise to the Sellers’ obligation may originate from an inaccuracy of several of the representations made under Article 3 hereof;

(j) if a Claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable; for the avoidance of doubt, such a Claim shall be validly made if brought within the appropriate deadline as set forth under Section 10.3 above irrespective of whether the corresponding liability has then become due and payable.

(k) in the event that the Claim relates to a payment being owed by the Buyer or a Group Company, the Sellers will only be liable hereunder once the corresponding payment is due and has actually been made by the Buyer or the Group Company; for the avoidance of doubt, such a Claim shall be validly made if brought within the appropriate deadline as set forth under Section 10.3 above irrespective of whether the corresponding payment has then be made.

(l) the Sellers shall not be held liable for indemnification in connection with any item which, in the course of the procedure provided in Section 2.4, either (x) has been taken into account for the purpose of determining the Purchase Price or (y) has been settled as a result of an agreement between the Parties (or their respective auditors) or a decision of the Auditor; and

(m) the Sellers shall not be liable hereunder to the extent a Claim is based on a matter which has been taken into account in the calculation of the Purchase Price pursuant to Section 2.2 (other than 2.2(i)).

10.7 Determination of the Indemnification.

(a) the amount of the indemnity due by the Sellers in connection with a Loss sustained by a Group Company shall be prorated to the direct and/or indirect interest owned by the Sellers in such Group Company immediately prior to the Closing;

(b) no indemnification shall be due by Total or the Sellers unless the aggregate amount of indemnification owed by Total or the Sellers (but for this subsection (b)) exceeds (after all deductions pursuant to this Article 10) (x) two million five hundred thousand (2,500,000) euros or (y) to the extent the aggregate amount of Small Claims exceeds five hundred thousand (500,000) euros, two million (2,000,000) euros;

(c) in respect of individual Claims, the Buyer shall not be entitled to indemnification unless the amount of the indemnification exceeds fifty thousand (50,000) euros per such individual Claim and any indemnification which would be owed by the Sellers but for this subsection (c) (i.e., an individual amount not exceeding fifty thousand (50,000) euros) shall not be counted towards the amount set forth in subsection (b) above it being provided that a series of claims arising from the same facts shall be deemed to form one single Claim for the purpose of this provision;

(d) the aggregate indemnification that may be due by the Sellers to the Buyer hereunder shall not exceed in the aggregate one hundred million (100,000,000) euros;

(e) none of the limitations of the indemnity obligations of the Sellers set forth in Sections 10.7(b), (c) and (d) shall apply to any Claims for indemnification related to breaches of the representations set forth in Section 3.1 (Organization), Section 3.2 (Authorization, Enforceability), Section 3.4 (Equity Interests of the Companies), Section 3.5 (Equity Interests of the Companies’ Subsidiaries) and Section 3.24 (No Brokers’ or Other Fees) or Claims made under Section 10.13 (Specific Indemnities) or 10.14 (“Breach of Covenants”); it being provided however that the specific indemnity provided under Section 10.13(f) shall be subject to the limitation on indemnities set forth under Section 10.7(d).

(f) none of the limitations of the indemnity obligations of the Seller (i) set forth in Sections 10.7(b) and (c) shall apply to any Claims for indemnification made pursuant to Section 10.5.1 and (ii) set forth in Sections 10.7(b), (c) and (d) shall apply to any Claims for indemnification (1) concerning consolidated, combined, unitary or aggregate group Taxes that do not relate to the activities of the Group Companies or (2) for breaches of the representations and warranties set forth in Section 3.11 (Tax Matters) concerning consolidated, combined, unitary or aggregate group Taxes that do not relate to the activities of the Group Companies.

10.8 Exonerating and Mitigating Factors.

(a) the Sellers shall not be held liable for indemnification to the extent the Loss for which indemnification is sought may be attributed to any voluntary action or omission on the part of the Buyer and/or any Group Company after the Closing Date or any change in accounting methods (including consolidation methods) or policies of the Group Companies after such date;

(b) the Sellers shall not be held liable in respect of any breach of representation or warranty which would not have occurred but for any Tax related law passed after the date of this Agreement with retroactive effect;

(c) if after the Closing Date, the Buyer fails to comply with its obligations under Section 5.18(b) with respect to maintenance of the insurance coverage of the Group Companies, then the sum otherwise payable by the Sellers in respect of a Claim will be reduced by the amount that would have been recoverable from insurance carriers if the Buyer had complied with its obligations under Section 5.18(b);

(d) to the extent the Buyer or the Group Companies had not, upon learning of the situation giving rise or likely to give rise to a Loss, used, or as concerns the Buyer caused the Group Companies to use, all reasonable efforts to mitigate the corresponding Loss the indemnification due by the Sellers hereunder shall be limited to what would have been the amount of the Loss had the Group Companies used all such reasonable efforts; provided, however, that the Buyer shall be entitled to indemnification from the Sellers for the costs of, or Losses sustained as a result of, such efforts to mitigate to the same extent that the Buyer would be entitled to indemnification with respect to the Loss with respect to which the mitigation efforts are being made.

(e) in the event the Buyer or a Group Company is entitled to recover from a third party any sum, which could be the subject of a Claim, the Buyer shall or shall cause such Group Company to take all reasonable steps in order to enforce its rights against the relevant third party; provided that the Buyer or the Group Companies shall not be required to take, or refrain from taking, any action outside the ordinary course of business and nothing herein shall excuse Total or any Seller from its indemnification obligations hereunder unless and until the Buyer or the Group Company shall actually have recovered any amount from the relevant third party.

10.9 Exclusivity of Remedy. The indemnification provided in this Section 10 shall be the exclusive remedy of the Buyer against the Sellers in respect of any breach of any representation or warranties of the Sellers and, save the case of fraud or willful misconduct (dol), the Buyer hereby waives any rights to rescission it may have.

10.10 No Recourse against Directors. Except for claims involving fraud or willful misconduct (dol), the Buyer shall not, and shall cause the Group Companies not to, make any claim against any former or current mandataire social, director or officer of the Group Companies (including those resigning on the Closing Date) with respect to any management decisions adopted by any of the Group Companies prior to the Closing Date or otherwise seek the liability of any such mandataire social, director or officer in that respect and, to the extent any such claim is made by the Buyer or any of the Group Companies, the Buyer shall indemnify and hold any such a mandataire social, director or officer harmless against the consequences of any such claim or liability.

10.11 Pensions and Benefits. The Buyer agrees and acknowledges that the Purchase Price reflects the agreed adjustment between the Sellers and the Buyer in respect of any unfunded or underfunded Retirement Benefits of the Group Companies and that the Sellers shall not be liable for any further adjustment or any claim in respect of such matters. For the purpose of Section 10.11, “Retirement Benefits” means any liability relating to any arrangement for the provision of a benefit (including periodic payments and reimbursement of medical and similar expenses) on or after leaving service, early retirement, retirement or on death whether the liability arises in or relates to a period before or after the Closing Date. Retirement Benefits liability includes the cost of any arrangement which is operated wholly or to any extent on a customary, ex-gratia or discretionary basis which is not legally binding.

10.12 No other representations. The Sellers neither make any representation nor give any warranty to the Buyer other than as specifically provided for in Article 3. Without limiting the generality of the foregoing, in connection with the Buyer’s investigation of the Group Companies and the business of the Group Companies, the Buyer may have received, or may receive, from Total, the Sellers, the Group Companies and/or their respective representatives certain projections and other forecasts for the Business, and certain business plan and budget information. The Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (ii) the Buyer is familiar with such uncertainties, (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (iv) the Buyer will not assert any claim against Total, the Sellers or any of their respective directors, officers, employees, Affiliates or representatives, or hold Total, the Sellers or any such Persons liable, with respect thereto. Accordingly, the Buyer acknowledges that neither Total nor any of its Affiliates has made and makes no representation or warranty with respect to such projections, forecasts or plans and to the future profitability and financial performance of any of the group Companies.

10.13 Specific Indemnities

Total and the Sellers, acting jointly and severally, shall indemnify the Buyer

a)	for any Loss suffered by the Buyer or any of the Group Companies related to any claim or assertion for broker’s or agent’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by Total, the Sellers, the Group companies, or any of their Affiliates;

b)	for any fees and expenses (other than internal costs) incurred by the Group Companies in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby that are not paid in full on or prior to the Closing Date;

c)	for any Loss (including reasonable attorney’s fees) arising out of (i) any suits, actions, arbitrations, proceedings or investigations identified in Schedule 10.13(c)A to the Disclosure Letter to which any Group Companies is a party pending as of the Closing, (ii) any liability relating to the defined benefits of the retired and deferred employees of Mapa Spontex (UK) Limited and (iii) Environmental Claims relating to the sites formerly operated by the Group Companies the list of which is set forth in Schedule 10.13(c)B to the Disclosure Letter (together, the “Retained Liabilities”). Any Claim deriving from a Retained Liability shall be treated as a Third Party Claim in accordance with Section 10.4 above. Indemnification relating to Environmental Claims under this Section 10.13(c) shall be subject to the provisions of Section 10.5.2.

d)	against any Loss (including any Tax Loss) resulting from the Group Companies being jointly and severally liable with Total, the Sellers or any of their respective Affiliates (other than the Group Companies) in connection with a liability which is primarily that of Total or its Affiliates (other than the Group Companies).

e)	against any Loss resulting from the sale by the Group Companies of products containing Bisphenol-A after January 1, 2009.

f)	for any Taxes imposed on the Group Companies or imposed with respect to the Business or any of the assets of the Group Companies or any income or gain derived with respect thereto for the tax year ending on December 31 2009 and for fifty (50) percent of the tax liabilities assessed on income of the period from January 1, 2010 to the Date of the Post-Closing Statement, except to the extent where such Taxes were paid or discharged on or before the Date of the Post-Closing Statement (including but not limited to any such payment made by Total or one of its Affiliates on behalf of the Group Company) or a respective liability or reserve in connection therewith has been taken into account in the preparation of the Post-Closing Statement.

g)

In the event the licensor’s consent is not obtained in connection with any given License Agreement before the Closing Date, or in the situation referred to under Section 5.28 (b), before the termination of such License Agreement, the Sellers shall pay to Jarden an amount equal to the Adjusted Margin (as defined below) corresponding to such License Agreement for the period from such License Agreement’s anticipated termination date through what would have otherwise been its normal expiration date. In the event, subsequently to the Closing Date, the Group Companies or Jarden succeed to obtain a similar license from the licensor, Jarden shall repay to the Sellers that portion of the amount paid by the Sellers in connection with the period from the date on which the new license enters into effect through what would have been the normal expiration date of the terminated License Agreement. For the purpose of the foregoing, “Adjusted Margin” shall mean in connection with each terminated License Agreement, the product of (i) the amount shown on Exhibit F in the column “yearly margin” opposite each such License Agreement (the “Margin”) minus (A) 3% of such amount for shipping costs and (B) the corporate income tax effect, and (ii) n/12 where “n” is the number of full 30 day-periods elapsing from the date of early termination of such License Agreement through what would have otherwise been its normal expiration date. For the Purpose of this Section 10.13(g), “corporate income tax effect” shall mean the corporate income tax the Group Companies would have actually incurred on the Margin in the year of receipt, had such License Agreement not been early terminated. This Section 10.13 (g) shall be the sole remedy of the Buyer in case the licensor’s consent is not obtained in connection with any License Agreement.

Any Claim for specific indemnification made under this Section 10.13 shall be subject to the provisions of Sections 10.2 (“Claims”), 10.4 (“Third Party Claims”) (as applicable), 10.6 (“Effective Nature of the Loss”) (except that 10.6(f) shall not apply to 10.13(g), 10.10 (“No Recourse against Directors”) and 5.7 (“Tax Contests”), and any Claim for specific indemnification made under Sections 10.13(c), 10.13(d) and 10.13(e) shall be subject to the provisions of Sections 10.7(a) (as applicable), 10.8(a), (b), (d) and (e). In addition, Section 10.3, Section 10.7(a) (as applicable) and Section 10.8(e) shall apply to the Claims made under Section 10.13(f). This Section 10.13 shall not otherwise be subject to such sections of this Agreement.

10.14 Breach of covenants

a)	Total and the Sellers shall indemnify the Buyer against any Loss resulting from a breach by Total and the Sellers of covenants of Total and the Sellers set forth under this Agreement.

b)	The Buyer shall indemnify Total and the Sellers against any Loss resulting from a breach by the Buyer of covenants of the Buyer set forth under this Agreement.

10.15 No Duplication. Any liability of Total and the Sellers for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement, a cause for indemnification under a specific indemnity provision or by reason of the Purchase Price being adjusted pursuant to Section 2.4 (Post Closing Adjustments) in connection with the facts giving rise to the right of indemnification.

ARTICLE 11

MISCELLANEOUS

11.1 Currency conversion.

(a) Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted to an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For purposes of this Section: “Conversion Rate” shall be the closing mid-point rate for the exchanges between those currencies quoted in the Financial Times (London Edition) for the nearest Business Day for which that rate is so quoted on or prior the date of the conversion, or if such rate is no longer published in any other reasonable manner as the Parties shall determine in good faith; and “Relevant Date” shall mean (i) for the purposes of the determination of the Estimated Purchase Price, the date of the Closing Statement; (ii) for the purposes of the determination of the Purchase Price, the Date of the Post-Closing Statement; and (iii) for the purposes of Section 10.7 (Determination of the Indemnification), the date the corresponding Loss has occurred.

(b) All payments under or in connection with this Agreement shall be made in euros (EUR) by wire transfer, free of all taxes, bank charges and other deductions, in immediately available funds.

11.2 Fees and Expenses. Except as otherwise provided in this Agreement, each Party hereto shall bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, either Total or the Sellers shall be responsible for any fees or expenses of the Group Companies incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, and no such fees or expenses shall be incurred directly by the Group Companies. Each of Total and the Buyer shall bear the fees and expenses of any broker or finder retained by such Party or Parties and their respective Affiliates in connection with the transactions contemplated herein.

11.3 Governing Law. This Agreement shall be construed under and governed by French Law.

11.4 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties hereto.

11.5 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the Buyer, in the case of assignment by the Sellers or Total, and of Total and the Sellers, in the case of any assignment by the Buyer; provided, however, that the Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or equity, or by merger or otherwise) to all or any portion of the Group Companies.

11.6 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this

Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

11.7 Buyer Designees. The Buyer shall notify the Sellers the appointment of one or several Buyer Designees, if any, no later than four- (4)- Business Days prior to the Closing. The appointment by Buyer of any Buyer Designees shall be strictly limited to the purpose of being transferred the Shares, shall in no event release the Buyer from any of its obligations hereunder and shall not create any right in favor of any such Buyer Designees other than being transferred the Shares at Closing pursuant to Section 8.2(a)(i).

11.8 Sellers Representative. Each of the Sellers irrevocably appoints Total as its sole representative to exercise any of its rights, perform any action, take any decision, make and receive any notification or delivery made pursuant to the terms of this Agreement or in relation herewith. As a result, any such notification or delivery shall be validly made only to the extent made by or given to Total.

11.9 Notices. All notices hereunder will be in writing and in the English language. Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) the next Business Day following proper deposit with an internationally recognized express overnight delivery service or (c) upon confirmation of an electronic transmission in writing by sending a copy of such e-mail to the recipient thereof pursuant to clause (a) or (b) above. Notices will be addressed as follows:

If to the Buyer:

Jarden Corporation

555 Theodore Fremd Avenue

Suite B302

Rye, New York, U.S.A. 10580

Attn: Martin E. Franklin

E-mail: mfranklin@jarden.com

-and-

Jarden Corporation

2381 Executive Center Drive

Boca Raton, Florida, U.S.A. 33431

Attn: John Capps

E-mail: jcapps@jarden.com

With a copy to:

Kaye Scholer LLC

Three First National Plaza

70 West Madison Street, Suite 4100

Chicago, Illinois, U.S.A. 60602

Attn: Gary R. Silverman

E-mail: gsilverman@kayescholer.com

If to Total or any of the Sellers:

Total S.A.

La Défense 6

2 place Jean Millier

92400 Courbevoie, France

Attn: Françoise Leroy

E-mail: francoise.leroy@total.com

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

12 rue de Tilsitt

75008 Paris, France

Attn: Jean-Marie Ambrosi

E-mail: jambrosi@cgsh.com

or to such other address as any Party hereto may, from time to time, designate in a written notice given in like manner.

11.10 Complete Agreement. This Agreement (including the exhibits hereto), the Confidentiality Agreement and the other documents and writings referred to herein (including the Disclosure Letter and the schedules thereto) or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. At the time of the Closing, the Confidentiality Agreement shall be deemed terminated and shall be null and void and of no further force or effect.

11.11 Publicity. Total and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other Party or Parties before issuing any such publication or press release and shall provide a copy thereof to the other Party or Parties prior to such issuance.

11.12 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.14 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the Parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

11.15 Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be Paris, France and the language of arbitration shall be English. The foregoing provisions shall not preclude any Party from applying for any preliminary or interim injunctive remedies available from any court of competent jurisdiction where necessary to protect its rights hereunder.

[signature page follows]

Executed in Brussels, Belgium on [—] in two (2) original copies.

TOTAL S.A. acting in its own name and in the name of the Sellers

By:
Name:
Title:

BUYER

By:
Name:
Title: